UNITED STATED
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    [X]
Filed by a Party other than the Registrant    [_]
Check the appropriate box:
[_]    Preliminary Proxy Statement
[_]    Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
[X]    Definitive Proxy Statement
[_]    Definitive Additional Materials
[_]    Soliciting Material under Section 240.14a-12

MEREDITH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required
[_]    Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]     Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 11, 2020
NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and class B stock of Meredith Corporation ("Meredith" or the "Company") will be held on Wednesday, November 11, 2020 at 10:00 a.m. Central Standard Time. Due to concerns relating to the COVID-19 pandemic, and in the interest of providing the safest environment possible, we will be holding this year's Annual Meeting of Shareholders (the "Annual Meeting") in virtual format only. You will be able to attend the 2020 Annual Meeting online, during which you can vote your shares, by visiting https://web.lumiagm.com/213360323 and entering the 11-digit control number included on your proxy card and the meeting code MDP2020 (case sensitive). Shareholders will not be able to attend the meeting in person. The meeting will be held for the following purposes:
1.To elect one Class III director for a term expiring in 2022 and two Class I directors for terms expiring in 2023;
2.To approve, on an advisory basis, the executive compensation program for the Company's named executive officers ("NEOs") as described in this Proxy Statement;
3.To vote on a proposed amendment and restatement of the Meredith Corporation Employee Stock Purchase Plan of 2002 (the "ESPP");
4.To ratify the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the year ending June 30, 2021;
5.To approve an amendment to our Restated Articles of Incorporation to clarify our ability to make distributions to our shareholders in separate classes of stock of our subsidiaries comparable to the classes of common stock and class B stock held by them; and
6.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
By resolution of the Board of Directors ("the Board") of Meredith, only holders of record of the Company's common stock and class B stock at the close of business on September 11, 2020 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.
It is important that your shares are represented. We encourage you to vote your shares as promptly as possible using your proxy card or via the Internet or telephone as instructed further below in the Proxy Statement, whether or not you plan to attend the virtual meeting.
By Order of the Board of Directors,

JOHN S. ZIESER
Chief Development Officer
General Counsel
Des Moines, Iowa
September 25, 2020
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 11, 2020: This Proxy Statement and the 2020 Annual Report to Shareholders (the "Annual Report") are available at www.idelivercommunications.com/proxy/mdp/. These documents are also posted on our website at www.meredith.com.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
November 11, 2020

ABOUT THE 2020 ANNUAL MEETING
This Proxy Statement, along with Meredith's Annual Report, is being sent to shareholders on or about September 25, 2020 in connection with the solicitation of proxies by the Board. The proxies are to be used in voting at the Annual Meeting of holders of common stock and class B stock of the Company, to be held virtually via a live webcast on the internet on Wednesday, November 11, 2020 at 10:00 a.m. Central Standard Time, and at any adjournment or postponement thereof. The cost of soliciting proxies will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no additional compensation for such solicitation activities.

VOTING PROCEDURES
Who Is Entitled to Vote?
Only shareholders of record at the close of business on September 11, 2020 (the "record date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the record date, there were issued and outstanding 40,390,067 shares of common stock, each entitled to one vote at the Annual Meeting. On the record date, there were issued and outstanding 5,084,423 shares of class B stock, each entitled to ten votes at the Annual Meeting, for a total of 91,234,297 votes.
How Can I Vote Without Attending the Annual Meeting?
You can vote by proxy without attending the meeting. We are again taking advantage of the Securities and Exchange Commission (the "SEC") rules that allow companies to furnish proxy materials to their shareholders over the Internet. On or about September 25, 2020, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this Proxy Statement and our 2020 Annual Report online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice. The Notice also contains instructions for voting over the Internet or by telephone.
If you are a holder of record and have requested and received a paper copy of our proxy materials, you may also vote by following the instructions on the proxy card that are included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the virtual Annual Meeting:
1.Vote by Mail: You may vote by marking the proxy card, dating and signing it, and returning it in the postage-paid envelope provided. Please mail your proxy card promptly to ensure that it is received prior to the closing of the polls at the Annual Meeting. If you vote by returning a proxy card, you do NOT need to vote over the Internet or by telephone.
2.Vote by Internet: You may also vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Central Standard Time of the day prior to the Annual Meeting. Internet voting is available 24 hours a day. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

3.Vote by Telephone: You may also vote by telephone by calling the toll-free number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Central Standard Time of the day prior to the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote over the Internet or return a proxy card.
If your shares are held in the name of your bank, broker or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker or other nominee) to be able to vote at the Annual Meeting. Please contact your bank, broker or other nominee to determine whether you will be able to vote by Internet or telephone.
Please refer to the Notice or the proxy card for more information about the voting methods available to you.
How Can I Vote at the Annual Meeting?
The Annual Meeting will be held entirely online. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting https://web.lumiagm.com/213360323 and entering the 11-digit control number included on your proxy card and the meeting code MDP2020 (case sensitive).
If your shares are held in the name of your bank, broker or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker or other nominee) to be able to vote at the Annual Meeting. Please contact your bank, broker or other nominee to determine whether you will be able to attend and vote at the virtual Annual Meeting.
How Can I Change My Vote?
Registered shareholders can revoke their proxy at any time before it is voted at the Annual Meeting by:
1.Delivering timely written notice of revocation to the Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023;
2.Submitting another timely, later-dated proxy using the previously mentioned approved voting methods; or
3.Attending the Annual Meeting and voting virtually.
If your shares are held in the name of a bank, broker or other nominee, please contact your bank, broker or other nominee to determine how you may change your vote prior to the Annual Meeting.
How Can I Ask Questions at the Virtual Meeting?
Shareholders may submit questions in advance of the Annual Meeting by emailing AnnualMeeting@meredith.com no later than November 6, 2020 at 5:00 p.m. Central Standard Time. Any questions submitted by email that are not pertinent to the meeting, fail to meet the rules of conduct for the meeting or do not include an 11-digit control number found on your proxy card will be excluded. Any substantially similar questions will be grouped together to provide a single response. Pre-submitted questions meeting these requirements may be answered during the Annual Meeting as time permits. In addition, live questions will be allowed during the virtual Annual Meeting within the live webcast. Any live questions found to be pertinent to the meeting and meet the rules of conduct for the meeting will be answered following the Annual Meeting and posted on the "Investors" section of our website.
What if I Have Technical Difficulties or Trouble Accessing the Virtual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number at (800) 468-9716. Technical support will be available starting at 9:30 a.m. Central Standard Time on November 11, 2020.
How Many Votes Must Be Present to Conduct Business at the Annual Meeting?
In order for business to be conducted, a quorum must be represented either virtually or by proxy at the Annual Meeting. The virtual presence or presence by proxy of a majority of the voting power of the outstanding shares eligible to vote at the Annual Meeting constitutes a quorum. Shares represented by a proxy marked WITHHOLD or ABSTAIN will be considered present at the Annual Meeting for purposes of determining a quorum.

With respect to the approval of the amendment to our Restated Articles of Incorporation in Proposal Five, the virtual presence or presence by proxy of a majority of the voting power of the outstanding shares eligible to vote on the amendment by each respective voting group described in “How Many Votes Are Required to Approve Amendment to our Restated Articles of Incorporation” constitutes a quorum for that respective voting group. Shares represented by a proxy marked WITHHOLD or ABSTAIN will be considered present at the Annual Meeting for purposes of determining a quorum.
How Many Votes Am I Entitled to Cast?
You are entitled to cast one vote for each share of common stock you own on the record date. You are entitled to cast ten votes for each share of class B stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors.
How Many Votes Are Required to Elect Directors?
Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Only votes cast FOR a nominee will be counted. An instruction to WITHHOLD authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote AGAINST the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes FOR a nominee will be counted.
How Many Votes Are Required to Approve, on an Advisory Basis, the Executive Compensation ("Say-on-Pay") for the Company's NEOs?
The affirmative vote of the majority of the votes cast is required to approve the executive compensation program, meaning that the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
How Many Votes Are Required to Approve the Amendment and Restatement of the ESPP?
The affirmative vote of the majority of the votes cast is required to approve the amendment and restatement of the ESPP, meaning that the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
How Many Votes Are Required to Ratify the Appointment of KPMG as Meredith's Independent Registered Public Accounting Firm?
The affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG, meaning that the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
How Many Votes Are Required to Approve the Amendment to our Restated Articles of Incorporation?
Under Iowa law, the approval of the amendment to the Restated Articles of Incorporation requires:
•the affirmative vote of a majority of the shares of common stock casting votes on the proposal, voting as a separate class (i.e., votes in this voting group cast favoring the action exceed votes in this voting group cast opposing the action);
•the affirmative vote of a majority of the shares of class B stock casting votes on the proposal, voting as a separate class (i.e., votes in this voting group cast favoring the action exceed votes in this voting group cast opposing the action); and
•the affirmative vote of a majority of the voting power of common stock and class B stock casting votes on the proposal, voting together as a single class, with each share of common stock having one vote per share and each share of class B stock having ten votes per share (i.e., votes in this voting group cast favoring the action exceed votes in this voting group cast opposing the action).
In addition to the vote of the first voting group described above required under Iowa law, the Board has further conditioned the amendment proposal on the affirmative vote of a majority of the shares of common stock casting votes on the proposal, and excluding shares owned or controlled by members of the Company’s management or by holders of class B stock, voting as a separate class (i.e., votes in this voting group cast favoring the action exceed votes in this voting group cast opposing the action).

Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
How Many Votes Are Required to Approve Other Matters?
Unless otherwise required by law or the Company's Restated Bylaws ("Bylaws"), the affirmative vote of a majority of the votes cast on a given proposal is required to approve other matters that may properly come before the Annual Meeting.
Abstentions and broker non-votes will not be counted as votes cast on these proposals and therefore will have no effect on the results of the vote on these proposals.
Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?
If you are the beneficial owner of shares held in street name by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to discretionary items, but will not be permitted to vote the shares with respect to non-discretionary items (those shares are treated as broker non-votes). The ratification of the appointment of KPMG (Proposal Four) is a discretionary item. The election of directors (Proposal One), the advisory vote on Say-on-Pay (Proposal Two), the proposal to amend the ESPP (Proposal Three) and the proposal to amend the Restated Articles of Incorporation (Proposal Five) are non-discretionary items. A broker or other nominee will not be permitted to vote shares without instructions from the beneficial owners on Proposals One, Two, Three or Five.
Who Represents My Proxy at the Annual Meeting?
If you do not vote virtually at the Annual Meeting but have voted your shares over the Internet, by telephone or by signing and returning a proxy card, you have authorized the persons named as proxies, as designated by the Board, to represent you and to vote your shares as instructed.
What if I Return a Proxy Card but Do Not Provide Specific Voting Instructions for Some or All of the Items?
All shares that have been properly voted — whether by Internet, telephone or mail — will be voted at the Annual Meeting in accordance with your instructions unless such vote has been revoked. If you sign a proxy card but do not give voting instructions, the votes represented by the proxy will be voted as recommended by the Board and at the discretion of the persons named as proxies upon such matters not presently known or determined that may properly come before the meeting. The Board recommends a vote FOR the election of the director nominees, FOR the approval, on an advisory basis, of the executive compensation for the Company's NEOs, FOR the approval of the amendment and restatement of our ESPP, FOR the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for fiscal 2021, and FOR the approval of the amendment to the Restated Articles of Incorporation.
What if Other Matters Are Voted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies will have the discretion to vote on those matters for you. At the date of filing this Proxy Statement with the SEC, the Board did not know of any other matters to be raised at the Annual Meeting.
How Do I Vote if I Participate in the Meredith Corporation ESPP and/or Meredith Savings and Investment Plan (the "401(k) Plan")?
If you are a participant in the Company's ESPP and/or 401(k) Plan, you have the right to give instructions to the respective plan administrator as to the voting of the shares of stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. In this regard, please indicate your voting choices by voting online using the instructions on the Notice that has been sent to you, or by voting using the methods as described on the proxy card if you have requested hard copies of the proxy materials. If you hold shares in the 401(k) Plan and do not vote your shares, those shares will be voted by the plan administrator in the same percentage as the shares held in the 401(k) Plan for which directions are received. If you hold shares in the ESPP and do not vote your shares, those shares will be voted by the plan administrator on discretionary matters but will not be voted on non-discretionary matters.

PROPOSAL ONE – ELECTION OF DIRECTORS
Our Restated Articles of Incorporation states that the Board shall be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board. Our Corporate Governance Guidelines provide that no director may serve on the Board past the Annual Meeting following his or her 72nd birthday.
Ms. Elizabeth E. Tallett has been nominated as a Class III director with a term expiring in 2022, at which time she will retire from the board. The Board waived the age limitation with respect to Ms. Tallett at the Company's August 2020 meeting to ensure board continuity. Mr. Donald A. Baer currently serves as a Class I director and has been nominated to extend his term through 2023. Mr. Gregory G. Coleman joined the Board in August 2020 and has been nominated as a Class I director with a term expiring in 2023. Each of the director nominees currently serves as a director of the Company. Should any of the nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to WITHHOLD voting for the following nominees, will be voted FOR such other person or persons as the Nominating/Governance Committee may nominate. Certain information concerning each of the nominees standing for election and each of the continuing directors is set forth below.

Nominee for Election as Class III Director – Term to Expire in 2022
Elizabeth E. Tallett
Healthcare Industry Consultant

Ms. Tallett, 71, was first elected to the Board in 2008 and serves as Chairman of the Human Resources and Compensation Committee and as a member of the Nominating/Governance Committee. From 2002 to 2014, Ms. Tallett was Principal at Hunter Partners, LLC, a management company for early to mid-stage pharmaceutical, biotech and medical device companies. She continues to operate as a consultant to early stage pharmaceutical and healthcare companies. Ms. Tallett also serves on the Boards of Principal Financial Group, Inc., serving as chair of the Human Resources Committee and is a member of the Nominating/Governance Committee; Qiagen, N.V., serving as Chairman of the Compensation Committee and on the Audit and Nominating Committees; Anthem, Inc., serving as Chairman of the Board and on the Compensation and Governance Committees; and Moderna, Inc. serving on the Audit Committee. In addition to her leadership and financial management in pharmaceutical and biotechnology firms, she brings executive-level experience in multinational companies, international operations, economics, strategic planning, marketing, product development and acquisitions and mergers.

Nominees for Election as Class I Directors – Terms to Expire in 2023
Donald A. Baer
Founder and Chief Executive Officer ("CEO"), Palisades Strategic Advisors

Mr. Baer, 66, was elected to the Board in November 2014 and serves on the Human Resources and Compensation and Nominating/Governance Committees. He currently serves as CEO of Palisades Strategic Advisors, a company he founded serving clients around the world in major sectors including technology, media, telecommunications, consulting and financial services. Previously, Mr. Baer was Global Chairman of Burson Cohn & Wolfe, a leading advertising, marketing and communication services firm; Worldwide Chair and CEO of Burson-Marsteller, a strategic communications firm; and Chairman of Penn, Schoen & Berland, a research firm. Prior to those positions, Mr. Baer was Senior Executive Vice President for Strategy and Development and an executive committee member of Discovery Communications and served as White House Senior Advisor to President Bill Clinton. Mr. Baer currently serves as Chair of the Board of Directors of Public Broadcasting Service ("PBS") and is a member of the Advisory Board of NewsGuard. Mr. Baer brings a broad and deep understanding of media and marketing industries, strategic communications and governmental policy.

Gregory G. Coleman
Executive in Residence, Lerer Hippeau Ventures

Mr. Coleman, 66, was elected to the Board in May 2020 and serves on the Audit Committee. He is Executive in Residence at Lerer Hippeau Ventures and sits on numerous boards at the intersection of technology, media and advertising including BuzzFeed Japan, LoopMe, Skimlinks and Botify. Most recently, he was the President of BuzzFeed and advertising technology company Criteo. He has previously held roles as President and Chief Revenue Officer at the Huffington Post and Executive Vice President ("EVP") of Global Sales at Yahoo. Mr. Coleman was formerly Senior Vice President of Reader’s Digest Association and President of U.S. Magazine Publishing. At CBS, Inc., he spent 10 years leading advertising efforts for Woman’s Day as Vice President and National Sales Manager. Mr. Coleman's diverse set of media business experiences provides valuable insight for growth opportunities.

The Board recommends a vote FOR each of the nominees for director, as listed above. Unless you specify otherwise, the accompanying proxy will be voted FOR the nominees named above.

Directors Continuing in Office as Class II Directors – Terms to Expire in 2021
Thomas H. Harty
President and CEO, Meredith Corporation

Mr. Harty, 57, is President and CEO of Meredith and was elected to the Board in August 2017. Mr. Harty joined Meredith in 2004 as Vice President of its Magazine Group and subsequently served as its Chief Revenue Officer and President of Consumer Magazines. He was named National Media Group President in 2010 and President and Chief Operating Officer ("COO") in August 2016. He was elected to his current position of President and CEO in February 2018. Immediately prior to joining Meredith, Mr. Harty was Senior Vice President for The Golf Digest Companies, a division of Advance Publications. His broad media company experience includes key leadership positions with TV Guide, Reader’s Digest, The New York Times Company, Forbes and Gruner + Jahr USA. Mr. Harty is currently Chair of the Board of Directors of the Association of Magazine Media. Mr. Harty has been a major contributor to the Company’s success since joining Meredith. His history with the Company and his expertise in the industry provide unparalleled insight to the Board.

Donald C. Berg
President, DCB Advisory Services

Mr. Berg, 65, has been a member of the Board since 2012 and serves as Chairman of the Audit Committee. Mr. Berg is currently President of DCB Advisory Services, a consulting firm to food and beverage companies from multinational conglomerates to start-up companies. Previously, Mr. Berg was EVP & Chief Financial Officer ("CFO") of Brown-Forman Corporation, a family-controlled public company, until April 2014. In addition to his role as CFO, during his 26 year career at Brown-Forman, Mr. Berg held various executive positions, including President of its emerging market division; President of its largest operating group, the Americas; the head of its strategic planning function; and the director of its mergers and acquisitions group. Mr. Berg joined the Board of Directors of Gildan Activewear in February 2015, and has served as Chairman of the Board since May 2019. Before serving as Chairman of the Board, he served as Chair of the Compensation and Human Resources Committee and as a member of the Audit/Finance Committee. He provides financial expertise, strategic development and international business experience to the Board.

Paula A. Kerger
President and CEO, PBS

Ms. Kerger, 62, joined the Board in November 2018 and serves on the Audit Committee. Ms. Kerger is currently President and CEO of PBS, the nation's largest non-commercial media organization with nearly 350 member stations. Having joined PBS in March 2006, Ms. Kerger is the longest-serving President and CEO in PBS history. Previously, Ms. Kerger was Executive Vice President and COO at Educational Broadcasting Corporation, the parent company of Thirteen/WNET and WLIW21 New York, for more than a decade. Ms. Kerger's leadership experience within the broadcasting industry provides valuable insights to our overall business strategies.

Directors Continuing in Office as Class III Directors – Terms to Expire in 2022
D. Mell Meredith Frazier
Vice Chairman, Meredith Corporation

Ms. Frazier, 64, has been a member of the Board since 2000 and was elected Vice Chairman in 2010. She is Chairman of the Nominating/Governance Committee and a member of the Human Resources and Compensation Committee. She is also the Chairman of the Board of the Meredith Corporation Foundation. Ms. Frazier began her career at Meredith in 1976, holding various positions throughout the Company, including editorial, financial, marketing and production positions in publishing; acquisition and financial analysis in broadcasting; and various corporate staff positions through 2003. As a fourth-generation member of the Meredith family, she holds a deep appreciation of the values and societal roles of the Company throughout its history. In addition, her previous service as an employee in various positions throughout the Company allows her to share a singular perspective with the Board.

Beth J. Kaplan
Managing Member, Axcel Partners, LLC

Ms. Kaplan, 62, was elected to the Board in January 2017 and serves as a member of the Audit Committee. She is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies founded and led by women. Ms. Kaplan served as President and COO at Rent the Runway from 2013 to 2015 and continues to serve on the Board of Directors. She also served as President and Chief Merchandising and Marketing Officer from 2008 to 2011, and as a director in 2011 at General Nutrition Centers, Inc. ("GNC") where she played an integral role in the company's 2011 initial public offering. Prior to GNC, Ms. Kaplan served as EVP and General Manager at Bath & Body Works; EVP of Marketing and Merchandising at Rite Aid Drugstores; and President and General Manager of the Cosmetics and Fragrance division at Procter & Gamble. Ms. Kaplan joined the Board of Howard Hughes Corporation, a commercial, residential and mixed-use real estate company, in 2017 and currently serves on the Audit and Risk Committee. Ms. Kaplan provides valuable industry experience leading top female brands.

Directors Continuing in Office as Class III Directors – Terms to Expire in 2022
Christopher Roberts III
Strategy and Growth Advisor, MIC Capital Partners

Mr. Roberts, 58, was elected to the Board in February 2019 and serves as a member of the Audit Committee. Mr. Roberts is a strategy and growth advisor to MIC Capital Partners, specializing in providing strategy, innovation and portfolio expansion to the CEO and senior leadership teams of consumer product focused companies in the MIC Capital portfolio. Mr. Roberts was previously EVP and Chief Customer Officer for Land O’Lakes, Inc., a Fortune 200 food and agribusiness corporation with operations and services in 60 countries spanning agricultural supply, animal feed and value-added dairy products and ingredients. He was also a member of its Executive Committee. Prior to Land O’ Lakes, Mr. Roberts held positions of increasing responsibility at Cargill Inc. which included serving as President of Cargill Food service North America and President of its Value Added Protein and Kitchen Solutions businesses. Mr. Roberts began his career in leadership roles first at PepsiCo Inc. and later at The Coca Cola Company, Inc. Mr. Roberts has relevant consumer packaged goods experience which proves to be beneficial to the Board as a whole.

CORPORATE GOVERNANCE
Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service and value that can be trusted. Consistent with these principles, Meredith strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency and to maintain full compliance with the laws, rules and regulations that govern Meredith's businesses.

Corporate Social Responsibility
At Meredith, we take pride in supporting the communities in which we operate—and beyond. Our employees actively participate in those efforts and help us to cultivate a strong, ethical and responsible business culture. The following section highlights some of our corporate social responsibility efforts, which are discussed in more detail in our Corporate Social Responsibility Report, available on our website.
Values and Guiding Principles
The following corporate values and principles guide us in our commitment to serving our customers and building value for our shareholders:
Our primary focus is success over the long term.
•Our shareholders, who have demonstrated faith in our Company, expect a superior return on their investments.
•Our loyal customers are the Company’s lifeblood. We are dedicated to building enduring relationships with them and to understanding and meeting their needs with high-quality, high-value products, and with service beyond their expectations.
•Our employees are the Company’s most important resource. We expect integrity, creativity, courage, initiative, teamwork, respect and individual judgment. We favor an entrepreneurial style. We value and reward excellent achievement.
•We believe good citizenship requires concern for the communities in which we operate. We encourage corporate and employee participation.
•We treasure the good reputation of our Company, its products, its services and its people. Our reputation matters to us in everything we do.
Environmental Initiatives
We have taken a proactive approach to environmental sustainability, believing that such action ultimately benefits our shareholders, our customers and our employees.
We use the Environmental Paper Assessment tool to track the environmental performance of paper suppliers, identify potential areas for improvement and help us make informed procurement decisions.
•Through our paper purchasing policies, we strive to support the sustainable management of forests and other natural resources. We encourage our paper suppliers to increase their percentage of lumber from sustainably certified forests and purchase certified magazine paper for our magazines.

•We have reduced paper use through various initiatives including:
◦Reducing the size of direct mail packages;
◦Increasing use of digital channels for subscription sales and renewals;
◦Growing digital editions, especially through a relationship with Apple News+;
◦Developing a wholesaler incentive program to reduce the number of unsold copies of publications distributed to retail outlets; and
◦Reducing magazine basis weights and running the majority of our magazines on a short cut-off press.
•By consolidating magazine delivery for customers who subscribe to multiple magazines, we achieved an 11% reduction in the use of plastic polybags in 2020 compared to 2019. Additionally, the polybags used by Meredith are 100% recyclable.
In 2010, Meredith committed to reducing greenhouse gas ("GHG") emissions by 20% over five years and achieved that goal in 2012. In light of our 2018 acquisition of Time Inc., we completed a GHG emissions inventory to create a new baseline year of Fiscal 2019 and ensured our ability to track the needed data in all controlled locations per GHG protocol guidelines. The fiscal 2020 GHG inventory is expected to be complete in late September 2020, following which the Company expects to announce a new reduction goal. The fiscal 2019 baseline data and full fiscal 2019 emissions report are currently available on the Social Responsibility page of our website.
Diversity and Inclusion at Meredith
Meredith believes in and strives for an environment based on respect for all individuals and provides equal employment opportunity to all people, regardless of race, color, national origin, gender identity/expression, creed, religion, age, disability, sexual orientation, marital status, military service or any other characteristic.
•Meredith is committed to:
◦Increasing employee diversity across the organization;
◦Facilitating inclusion efforts within the workplace;
◦Creating education and awareness opportunities; and
◦Ensuring our brands reflect the diversity of our consumers.
•We and all of our national brands have undergone GEMTM certification. GEMTM is a data-tracking gender equality measure to help identify best-in-class advertising and programming that supports girls and women. We are the first-ever GEM-certified publisher, and The Foundry, owned by Meredith, is the first GEM-certified content agency.
•In 2018, we announced a partnership with the Association of National Advertisers on a new industrywide initiative called #SeeHer, focused on ensuring women and girls are accurately portrayed in advertising and media and eliminating the unconscious gender bias that currently exists in programming and advertisements.
•Along with Meredith’s commitment to accurate portrayals of women, the company is also focused on ensuring its brands reflect the diversity of their audiences and the United States (the "U.S.").
Talent Management and Other Social Issues
In addition to our diversity and inclusion initiatives, we prioritize our people and the communities in which we operate in a number of ways.
•We offer competitive employee benefits, including a 401(k) Plan, an ESPP, parent in-school loans and a student-loan refinancing program for Company employees and family members and an extensive and award-winning wellness program available to employees and their spouses/domestic partners.
•We donate approximately $3.6 million each year to nonprofit organizations, including special gifts of $100,000 each to five organizations doing critical social work.
•Our matching gifts program funds nonprofit organizations based on employee financial contributions and volunteer hours. We match each employee’s gifts up to $5,000 per fiscal year.
•We partner with Rebuilding Together to complete projects across the country to help preserve homeownership for the elderly, veterans and low-income citizens.
•Our National and Local Media brands have extensive charitable giving initiatives, which are discussed in more detail in our Corporate Social Responsibility Report, available on our website.

Board Leadership Structure
The Company’s businesses are overseen by the Board, which currently has ten members and eight directors are independent under the New York Stock Exchange ("NYSE") rules. The Board has three standing committees, Audit, Nominating/Governance, and Human Resources and Compensation, all of which are comprised entirely of independent directors. Each committee has its own charter and the chairman of each committee reports to the Board at each regular meeting.
As Chairman, Mr. Stephen M. Lacy sets the Board’s agenda, runs quarterly meetings, reviews all items to be presented to the Board for full approval and assembles the Board to address such other issues as necessary and appropriate. Mr. Lacy’s prior service as CEO allows him to effectively coordinate with the CEO in the fulfillment of his duties to the Company as Chairman. Mr. Lacy will serve as Chairman through the November 2020 Annual Meeting at which point he will retire from the Board. At the August 2020 meeting, the Board elected Mr. Harty as Chairman effective following the November 2020 Annual Meeting.
As President and CEO, Mr. Harty serves as the principal executive officer of the Company and supervises and controls all of the business, policies and affairs of the Company and all other officers at the direction and under the authority of the Board and the Chairman. Mr. Harty’s prior service as President and COO provides him the foundation to effectively manage the officers of the Company and implement the long-term strategic plan of the Company.
The Board elected Ms. Frazier, an independent director to serve as Vice Chairman and as Chairman of the Nominating/Governance Committee. Ms. Frazier presides at the executive sessions of independent, non-management directors. Each year the Nominating/Governance Committee recommends its nominees for Chairman of the Board, members and chairman for each standing committee.
As Vice Chairman, Ms. Frazier works closely with the Chairman to ensure that the Board’s procedures, processes and communications reflect sound corporate governance. She chairs executive sessions of the independent, non-management directors and counsels collectively and individually with the members of the Board to utilize their individual capabilities to the Board’s best advantage. She collaborates with the Chairman to organize and establish the Board agenda, works to ensure there is sufficient time for discussion of agenda items and oversees the circulation of timely and relevant information to directors. The Board believes at this time this leadership structure enhances Board effectiveness in performing its oversight role and furthers the policies and procedures of the Board.
Effective February 2020, the Board elected Mr. Baer as Lead Independent Director. Mr. Baer collaborates with the Chairman, Vice Chairman and CEO on setting agendas for Board meetings, including executive sessions; facilitates discussion among the independent directors on key issues outside of Board meetings; and provides advice and counsel to the Board as requested. At the August 2020 meeting, the Board elected Ms. Tallett as the next Lead Independent Director, effective at the November 2020 Annual Meeting. Ms. Kaplan was elected to replace Ms. Tallett as the Chair of the Human Resource and Compensation Committee.

Board's Role in Risk Oversight
Risk is an integral part of the Board and committee deliberations throughout the year. The Board is responsible for and oversees the Company's risk management process through regular discussion of the Company's risks with management both during and outside of regularly scheduled Board meetings. The Board considers, as appropriate, risks, among other factors, in reviewing the Company's strategy, business plan, budgets and major transactions. Each of the Board's committees assist the Board in overseeing the management of the Company's risks within the areas delegated to the committee. The Company uses an enterprise risk management framework to ensure that key risk areas are identified and that oversight responsibility is assigned to the appropriate Board committee and management. Each committee has a charter that lists such committee's designated areas of responsibility for specific risk areas that might impact the Company. Board committees make regular reports addressing risk oversight to the Board at its meetings. The full Board also receives periodic information about the Company's risk areas and initiatives for addressing those risks. In addition, future risks are anticipated and discussed as part of the strategic planning process.
At least quarterly, the Audit Committee discusses with management, corporate counsel, the Company's VP of Internal Audit and the Company's independent external auditor: current business trends affecting the Company that may impact risk; litigation and ethics compliance matters; risk exposures facing the Company; steps management has taken to monitor and control such risk factors (including a subcertification program in which senior and middle managers attest to review and approval of financial disclosures with respect to which they have some responsibility); and the adequacy of internal controls that could materially affect the Company's consolidated financial statements. As part of this process, the Company's VP of Internal Audit interviews key executives regarding business strategies and areas of risk faced by the Company and its business segments. The Chairman of the Audit Committee reports to the Board at each meeting concerning its risk oversight activities.

The Human Resources and Compensation Committee oversees risks related to the Company's compensation programs and policies and reviews management's periodic reports on such risks. The Human Resources and Compensation Committee engages Willis Towers Watson & Co. ("Willis Towers Watson") to work with the Company's VP of Internal Audit as well as the Company's human resources and legal departments to develop a framework to assess the specific risks associated with the Company's compensation programs. The framework is designed to evaluate the key elements of the Company's compensation programs to determine whether such programs could reasonably be expected to have or create a material adverse effect on the Company. As part of this framework, the Company's pay philosophy, incentive plan designs, performance metrics and pay plan governance process are considered. Based on the results of the annual assessment, management and the Human Resources and Compensation Committee, with the assistance of Willis Towers Watson and the Company's internal audit and legal advisors, have concluded that any risks associated with the Company's compensation programs are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Guidelines
The Board has adopted the Company's Corporate Governance Guidelines (the "Guidelines"), charters for each of the Board committees, the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers. These documents are posted on the Investors/Corporate Governance section of the Meredith website, www.meredith.com, and are available upon written request to the Secretary of the Company, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Director Independence
Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith, the Company is a "Controlled Company" and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Our Board has, nevertheless, determined to comply in all respects with the NYSE rules relating to non-controlled companies. The Board currently does not have any categorical standards to assist it in determining the independence of its members other than those expressly set forth in the NYSE rules.
For purposes of the NYSE listing standards, the Board has determined that each of the following directors has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, accordingly, is independent:

Donald A. Baer	Donald C. Berg	Gregory G. Coleman
D. Mell Meredith Frazier	Beth J. Kaplan	Paula A. Kerger
Christopher Roberts III	Elizabeth E. Tallett

Nominations for Director
Director nominees are selected by the Nominating/Governance Committee in accordance with the policies and principles of its charter and the Guidelines. The Committee considers independence, diversity, age, skills and experience in the context of the needs of the Board. The Committee will consider shareholder recommendations for directors that comply with the requirements set forth in "Submitting Shareholder Proposals" which appears later in this Proxy Statement. For additional information, please see "Committees of the Board" which appears later in this Proxy Statement.

Executive Sessions of Non-Management Directors
Non-management directors meet in executive session at least quarterly. The Vice Chairman or Lead Independent Director of the Board presides at these executive sessions. In his or her absence, the Chair of the Nominating/Governance Committee will preside over executive sessions.

Communications with the Board
Interested parties and shareholders who wish to communicate with the Board and/or the non-management directors should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street, Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to the Chairman of the Board. Shareholders may also deliver such communication by telephone at (866) 457-7445 or at www.meredith.ethicspoint.com.

MEETINGS AND COMMITTEES OF THE BOARD

The Board
The Board has a majority of directors who meet the criteria for independence established by the NYSE. The responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.
The Board had four regularly scheduled meetings during fiscal 2020, as did the Audit, Human Resources and Compensation, and Nominating/Governance Committees. In addition, the Audit Committee had two special meetings, the Human Resources and Compensation Committee had three special meetings and the full Board had 15 special meetings. All directors attended more than 75% of the meetings of the full Board and the respective committees on which they served during fiscal 2020. The Company policy is that all directors are expected to attend the Annual Meeting. All directors attended the November 13, 2019 Annual Meeting.

Director Stock Ownership
All directors are expected to own stock in the Company. Within five years from their initial appointment or election to the Board, each non-employee director is expected to own 7,500 shares of common stock or a number of shares of common stock equal to three times the value of non-employee director annual compensation, whichever is less. The value of shares for ownership purposes will be determined using a 200-day average stock price.
Restricted stock, restricted stock units ("RSUs") and stock equivalent units ("SEUs") count toward the required ownership but stock options do not. All of our directors have met or exceeded, or for the directors who have been on the Board for less than five years, are on track to meet or exceed the ownership requirement. For additional information on stock ownership by our officers and directors, please see "Security Ownership of Certain Beneficial Owners and Management" in this Proxy Statement.

Committees of the Board
The Guidelines require the Board to have a Nominating/Governance Committee, an Audit Committee and a Compensation Committee and further provide that the Board may establish additional committees as necessary or appropriate. Previously, the Board established a Finance Committee which was combined with the Audit Committee to form the Finance/Audit Committee. At the January 2020 meeting the historical responsibilities of the Finance Committee reverted to the full Board and the combined Finance/Audit Committee was renamed the Audit Committee. At the August 2020 meeting, the Compensation Committee was renamed the Human Resources and Compensation Committee. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance. The charter for each committee is available on the Investors' Section of the Company's website at www.meredith.com under the heading "Corporate Governance". The charter of each committee is also available in print to any shareholder who requests it. The following table shows the current membership for each of the standing Board committees:

Audit Committee	Human Resources and Compensation Committee	Nominating/Governance Committee
Donald C. Berg*	Donald A. Baer	Donald A. Baer
Gregory G. Coleman	D. Mell Meredith Frazier	D. Mell Meredith Frazier*
Beth J. Kaplan	Elizabeth E. Tallett*	Elizabeth E. Tallett
Paula A. Kerger
Christopher Roberts III
*Committee Chairman
1.Audit Committee. The Committee is composed entirely of non-employee directors, each of whom meets the independence requirements of the NYSE listing standards, as well as the requirements of the Sarbanes-Oxley Act of 2002. Pursuant to our Audit Committee Charter, each member of the Committee, in addition to meeting the independence requirement, must be

"financially literate" as contemplated under the NYSE rules. Furthermore, the Board has determined that directors Berg, Coleman, Kaplan, Kerger and Roberts III each meet the requirements to be named "audit committee financial experts" as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.
The Committee assists the Board in fulfilling its oversight responsibilities as they relate to the Company's accounting policies and internal controls, financial reporting practices and legal and regulatory compliance. It is directly responsible for the appointment, compensation and oversight of the Company's independent auditor, also referred to as "independent registered public accounting firm," and has sole authority to appoint or replace the independent auditor. In addition, the Committee maintains, through regularly scheduled meetings, open lines of communication between the Board and the Company's financial management, internal auditors and independent registered public accounting firm.
2.Nominating/Governance Committee. Pursuant to the Committee's charter, all members of this Committee are non-employee directors who meet the independence requirements of the NYSE listing standards. The Committee's purpose is to: assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting; recommend to the Board the Corporate Governance Guidelines applicable to the Company; lead the Board in its annual review of CEO succession planning and the Board's performance; recommend to the Board any changes in non-employee director compensation and recommend to the Board director nominees for each committee.
Nominees for directorship may be recommended by members of the Board, shareholders or other parties. The Nominating/Governance Committee has, from time to time, retained an executive recruiting firm whose function is to bring specific director candidates to the attention of the Committee. Current directors are contacted at the end of their terms concerning their willingness and intent to continue as a director. All nominees are considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The Committee is responsible for reviewing with the Board the requisite skills and characteristics of director nominees. It assesses nominees' qualifications for independence as well as other considerations. The Committee's first priority is to seek the most qualified and experienced candidates possible. A person considered for nomination to the Board must be a person of high integrity and ethics. While the Committee does not have a formal diversity policy, it seeks to ensure that the Board maintains an appropriate mix of experience, characteristics, skills and background to provide the Board and the Company with sound and effective input and guidance. In addition, while the Committee has not adopted a policy with respect to nominations made by shareholders, it will consider nominations that are submitted in accordance with the Company's Bylaws. For additional information on submitting a nomination for a director, please see "Submitting Shareholder Proposals" later in this Proxy Statement.
3.Human Resources and Compensation Committee. Pursuant to the Committee charter, all members of this Committee are non-employee directors who meet the independence requirements of the NYSE listing standards. The Committee has overall responsibility for evaluation and approval of officer compensation plans, policies and programs. The Committee reviews and approves corporate officers' salaries; approves, prior to adoption, any officer or management incentive, bonus, stock plans or agreements and administers such plans as required. The Committee also reviews and approves executive development and succession planning, employee engagement, and diversity and inclusion, including pay equity and provides Board oversight of Company culture and human capital initiatives.

Compensation Committee Interlocks and Insider Participation
All members of the Human Resources and Compensation Committee are independent directors. No executive officer of the Company serves on the Board or Human Resources and Compensation Committee of any other company for which any directors of Meredith served as an executive officer at any time during fiscal 2020.

PROPOSAL TWO – APPROVAL OF ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")
The Company is seeking an advisory vote from its shareholders with respect to compensation awarded to its NEOs for fiscal 2020. Our executive compensation program is described in detail in the Compensation Discussion and Analysis and the related compensation tables and other narrative disclosures as required by the SEC which can be found in this Proxy Statement beginning in the next section.
Since the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on the Human Resources and Compensation Committee, the Board or the Company. However, the Human Resources and Compensation Committee, which is responsible for approving the overall design and administering the executive compensation program, values the opinions of the shareholders and will take into account the outcome of the vote when making future executive compensation decisions. The Board recommends that you approve the following resolution that will be submitted for a shareholder vote at the Annual Meeting in support of the Company's executive compensation program:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company's NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion which are included in the Proxy Statement for this Annual Meeting.
Vote Required
The affirmative vote of the majority of the votes cast is required to approve the executive compensation program, meaning that the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of this item.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying our compensation policies for our NEOs, who for fiscal 2020 were:
•Thomas H. Harty, President and Chief Executive Officer
•Joseph H. Ceryanec, Chief Financial Officer (retired March 31, 2020)
•Jason M. Frierott, Chief Financial Officer (hired March 9, 2020)
•Patrick J. McCreery, President – Local Media Group
•John S. Zieser, Chief Development Officer, General Counsel
Our executive compensation program is designed to provide total compensation that allows us to continue to retain our key executive talent, attract new executive talent when needed, and align our executives’ interests with successful execution of our business strategy and creation of value for shareholders.

Executive Summary

FISCAL 2020 SIGNIFICANT EVENTS AND PERFORMANCE
Leadership Transition. In October 2019, Mr. Ceryanec announced his retirement from Meredith as Chief Financial Officer. He remained employed until March 31, 2020. Mr. Frierott was hired as a replacement on March 9, 2020.

Fiscal 2020 Financial Highlights. Looking back at fiscal 2020, it is hard to avoid the impact of the COVID-19 pandemic. Prior to its outbreak in March, and nearly three-quarters of the way through our fiscal year, we were on track to deliver within our stated performance expectations. As much of the nation sheltered in place, our top priorities quickly shifted to (1) Keeping our employees safe; (2) Delivering trusted news and inspiration to our audience of more than 190 million Americans; (3) Supporting our advertising and marketing partners and (4) Maximizing free cash flow.

The Company accomplished a number of initiatives during fiscal 2020, including increasing brand engagement with consumers and advertisers and improving our competitive position.

First, in fiscal 2020 we added to our digital businesses and capabilities. For example:

●
We built a new platform with robust data capabilities to support our expanding digital activities. This new proprietary platform, which unifies legacy platforms onto the same technology stack, includes not only our content management system, but also our proprietary taxonomy, our first-party data and our user identity graph. This prepares us well for a world where third party cookies are no longer supported.

It also allows us to bring together consumer profiles, real-time insights and intent signals to predict trends that inform our editorial and product roadmap, provide personalized experiences to our consumers, and give advertisers the ability to tailor the right messages and products to the users most likely to buy at any given time.

●
We advanced our video and audio strategies. Video views grew more than 50% in fiscal 2020 across our owned and operated properties. Responding to consumer demand, we published a third more videos during the year. We also launched a series of new podcasts under the Allrecipes, Southern Living and Parents brands as a way to tell stories in an increasingly popular way. We have more planned, including a new PEOPLE podcast.

●
We added to our subscription acquisition and e-commerce capabilities, which are important avenues for growth. Meredith first entered the e-commerce space with the acquisition of ShopNation seven years ago. Since then, revenue growth from our e-commerce activities, including digital couponing, content and affiliate commerce, has been strong – up 28% in the year.

Digital advertising revenues grew to 38% of total National Media Group advertising revenues in fiscal 2020. Importantly, these content and product offerings increase engagement with our brands, allow us to reach new audiences and provide new and exciting high-value inventory for our sales teams. They also demonstrate our brands and content are platform agnostic and translate well across channels.
Second, we launched a series of new brands, product expansions and re-alignments to improve profitability in fiscal 2020.
	●	In our National Media Group, this included:
●
The launch of Reveal, a new lifestyle magazine we are producing with Property Brothers television show hosts Drew and Jonathan Scott; Sweet July, with best-selling author, restaurateur and television host Ayesha Curry; and a new multimedia personal finance brand Millie that is dedicated to helping women achieve their financial goals.

●
We realigned several brands in our National Media Group portfolio to improve efficiency. This included closing Family Circle magazine and transitioning Rachael Ray Every Day to a premium newsstand title called Rachael Ray in Season published on a quarterly basis. This strategy has proven successful with other of our brands, including Coastal Living, Cooking Light and Traditional Home. Of note, the latter three brands are now also offering subscriptions at a higher price point than under the previous advertising-driven model.

		●	We completed the last of our planned asset sales in fiscal 2020. This included the MONEY brand; FanSided; and Meredith's interests in Viant and Xumo.

	●	In our Local Media Group:
●
We launched two national television shows based on the PEOPLE and Southern Living brands. PEOPLE Now was a weekend program during fiscal 2020 and became a daily primetime show across our network in early fiscal 2021. Similarly, Southern Living has been expanded to weekly syndication. Leveraging our leading brands across additional platforms is an exciting opportunity and something we hope to scale over time.

●
Our Local Media Group also continued to expand news production and is now producing 745 hours of local content each week. We have seen significant growth in ratings given consumer interest in local news during the COVID-19 crisis.

We pursued a number of initiatives in fiscal 2020 to grow engagement and revenues from the more than 190 million consumers who regularly interact with our brands. In these challenging times, consumers are looking to Meredith’s trusted brands for important news and information, practical advice, home improvement ideas, recipes, inspiration and moments of escape.
For example, in our National Media Group:
●
Visits to our digital brands grew by 14% in our fiscal 2020 fourth quarter compared to the prior-year period, driven by strong growth in brands focused on food, health and home lifestyle categories that give Meredith access to an extremely wide audience. These include Allrecipes, Shape and Martha Stewart.

●
Our licensing and digital and other consumer driven revenues grew 8% in the fourth quarter of fiscal 2020 and 12% in fiscal 2020. This growth was driven by Apple News + royalties, e-commerce and our performance marketing activities. It also included stronger sales of our branded products at retail – particularly our Better Homes & Gardens line at Walmart.

●
Our magazine business is the largest in the United States, reaching more than 120 million women. This is nearly 95% of women and is one of our most powerful points of differentiation. People is the industry’s largest brand, reaching nearly 90 million unduplicated consumers. Allrecipes, which has seen strong consumer growth with an acceleration due to COVID-19, is now the industry’s No. 2 brand. Better Homes & Gardens is also in the top 10. On average, we sell approximately 70 magazines brands at newsstand and more than 30 subscriptions every minute.

●
We continued to see strong growth in various subscription channels that drive high lifetime subscriber value in our fiscal 2020 fourth quarter. These include our owned and operated digital properties, paid search, direct mail and renewal campaigns. For example:

● Demand via our digital and partner networks is strong. Since mid-March, we have seen consistent year-over-year growth with conversion rates 50% higher than normal.
●
Traditional magazine subscription acquisition and renewal efforts for all of our major titles are up strongly as well. For example, two direct mail campaigns for the PEOPLE brand are performing more than 50% above our targets, and a campaign for Southern Living is performing at twice our expectations. In addition, renewals are pacing well above historical trends.

●
Our newsstand business, Meredith Premium Publishing, produces 300 special interest issues annually at prices ranging from $10 to $15. Our strong consumer data capability and high-quality brands are competitive advantages, giving us the ability to adapt quickly to changing trends and produce content consumers want under brands that have strong consumer recognition. During fiscal 2020, we added almost 20% more magazine pockets at newsstand, bringing our total to 1.9 million.

In our Local Media Group:
●
Our local television stations’ focus on their individual markets drove strong ratings performance throughout the year. For example, during the July rating period, our stations in 7 of our 12 markets ranked No. 1 or No. 2 from sign-on to sign-off. It also drove digital results, as the number of unique visitors to our Local Media Group sites grew 18% in fiscal 2020.

	●	We grew retransmission revenues by 10% in fiscal 2020 as we renewed nearly 60% of our retransmission consent relationships and all of our CBS affiliations.
FISCAL 2020 COMPENSATION DECISIONS AND OUTCOMES	We design our executive compensation program to motivate and reward achievement of critical financial and operational performance objectives, and the creation of shareholder value. Our compensation decisions and outcomes during fiscal 2020 reflect our commitment to this performance-based philosophy, and also demonstrate our desire to provide compensation opportunities that are competitive, allowing us to attract and retain our executives. A summary of fiscal 2020 pay decisions is included below:
	●	Base salary, target short-term incentives and target long-term incentives increased for our NEOs as we continue to review competitive market data and consider the increased roles and responsibilities due to the acquisition of Time Inc.
	●	Our NEOs, with the exception of Mr. McCreery, received base salary increases at the beginning of fiscal 2020 of 3%. Mr. McCreery received an increase of 14% due to performance in his new role as President – Local Media Group and competitive market positioning.

	●	In an effort to maintain competitive pay opportunities, increases in target short-term incentives from 75% to 80% of salary were approved for Messrs. Ceryanec and Zieser. Mr. McCreery's target short-term incentive opportunity increased from 60% to 80%.
	●	Actual short-term incentive payouts ranged from 50% to 58% of target, reflecting our actual financial and operational performance at the Company, National Media Group and Local Media Group levels relative to goals established for the year and individual performance.
	●	The grant value of fiscal 2020 long-term incentives awarded to our NEOs increased by 16% on average, excluding Mr. McCreery as he received an increase of 74% due to performance and alignment with the market data for his new role and responsibilities. Consistent with previous years, long-term incentives were awarded in a combination of stock options, time-vested RSUs and our cash based long-term incentive plan (“Cash LTIP”).
SHAREHOLDER APPROVAL OF FISCAL 2020 COMPENSATION	In fiscal 2019, our shareholders overwhelmingly supported our executive compensation programs and practices – approximately 97% of the votes cast were in favor of our say-on-pay proposal. Based on this strong support, our Human Resources and Compensation Committee (referred to in this Section as the "Committee") maintained the general structure of our executive pay program for fiscal 2020. The Committee will continue to consider the results of the shareholder advisory vote and shareholder feedback when evaluating and establishing executive compensation programs and compensation levels of our NEOs.

Compensation Philosophy and Objectives

Our executive compensation philosophy has the following objectives:

1.	Align the interests of the NEOs with those of shareholders through performance-based compensation, which links both short and long-term compensation to business results
2.	Provide compensation opportunities that are competitive in the marketplace in which we conduct our businesses in order to attract, retain and motivate top-caliber executives
3.	Provide opportunities to earn greater levels of compensation if superior operating performance and shareholder returns are achieved
4.	Design incentives that balance the need to meet and exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns
5.	Provide clear and measurable objectives for executive performance

A Glance at How We Pay for Performance

With our philosophy and objectives as our guide, we link our executive compensation to the performance of the Company in several key and measurable ways:
•Our short-term incentive program creates incentives for the achievement of pre-established financial, operating and individual performance. For each NEO, 80% of the short-term incentives were based on Company and/or Group targets, and 20% were based on individual strategic objectives.

•The long-term incentive program includes grants of stock options, time-vested RSUs and incentives under our Cash LTIP. The value of the equity awards is based on value created for shareholders, while the Cash LTIP payouts are tied to specific Company financial performance goals over multiple years.

•If the NEOs do not achieve the minimum performance requirements outlined by the Committee, they do not earn or receive incentive awards.

Our compensation program for NEOs is designed to deliver a significant portion of their total compensation in variable annual cash incentives and long-term incentives subject to Company, Group and individual performance. The pie charts show the mix of target compensation for our CEO and other NEOs.
In summary for fiscal 2020, our CEO and other NEOs received 80% and 68% of their compensation, respectively, in the form of variable pay.
The vast majority of our NEO's compensation is dependent on achieving measurable results.

Determination of Executive Compensation
Role of the Human Resources and Compensation Committee and Management in Compensation Decisions
The Committee administers the compensation program for all officers, including the NEOs. The Committee has overall responsibility for evaluating and approving the executive compensation philosophy and the Company’s executive compensation plans, policies and programs.

STEP 1	→	STEP 2	→	STEP 3
At the beginning of each fiscal year, the President and CEO provides recommendations to the Committee on the compensation of the other NEOs. (He does not make recommendations on his own pay.) These recommendations take into consideration the competitive market pay data provided by the Committee’s independent consultant, as well as an evaluation of the NEO’s role, specific skills, abilities and experience, contributions and performance and impact in achieving Company performance.		The Committee considers these recommendations together with the input of our independent compensation consultant and subsequently approves the NEOs’ compensation. All aspects of the President and CEO's compensation are determined solely by the Committee.		The Committee reviews and approves performance metrics; establishes thresholds, targets and maximums; and determines weightings for each of the Corporate, Group and individual goals for the short and long-term incentive plans based on recommendations provided by Management. These recommendations are based on the business plan for performance goals and specific financial targets. The Committee strives to ensure that the incentive metrics are consistent with the financial, operational and strategic goals set by the Board, that the goals are sufficiently ambitious to provide meaningful incentives and that amounts paid, assuming target levels of performance are attained, would be consistent with the overall NEO compensation philosophy established by the Committee.
In determining performance goals and evaluating performance results, the Committee may use its discretion and judgment to ensure that management's rewards for business performance are commensurate with their contributions, while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective, yet recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in applicable accounting rules pursuant to accounting principles generally accepted in the United States of America ("U.S. GAAP"), changes in tax laws or applicable tax rates, acquisitions and divestitures, and special investments or expenditures in the Company's operations.
The Committee expects to continue to follow this multi-step process going forward, with recommendations on NEO pay being provided primarily by our President and CEO, with approval of the Committee, and the Committee having responsibility for setting our President and CEO’s pay.
Role of the Compensation Consultant
The Committee retained Willis Towers Watson as its independent compensation consultant to advise the Committee on matters related to executive compensation. Willis Towers Watson reports directly to the Committee for executive compensation services, and the Committee may terminate Willis Towers Watson with respect to such services. The consultant attended four Committee meetings in fiscal 2020. Willis Towers Watson was paid $103,068 for executive compensation consulting services and $1,631,396 for other consulting services, which included retirement, group benefits marketplace, global services and solutions, and healthcare.
The Committee has assessed Willis Towers Watson's independence using the SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In assessing Willis Towers Watson's independence, the Committee took into account the following factors:
•Policies and procedures Willis Towers Watson has in place to prevent conflicts of interest;
•Any business or personal relationships between Willis Towers Watson or the members of Willis Towers Watson performing consulting services for the Committee and members of the Committee;
•Any business or personal relationships between Willis Towers Watson or members of Willis Towers Watson performing consulting services for the Committee and any executive officer;
•Any Company stock owned by members of Willis Towers Watson performing consulting services for the Committee;
•Other services provided by Willis Towers Watson to Meredith; and
•Fees paid to Willis Towers Watson as a percent of the firm's revenue.
Based on the above factors, the Committee believes the engagement of Willis Towers Watson did not raise any conflicts of interest.
Use of Comparative Data
The Company’s goal is to establish a compensation program for the NEOs that provides market competitive target total compensation opportunities with actual earned compensation that is largely contingent on performance. Willis Towers Watson completes an annual analysis of our NEO pay opportunities relative to prevailing market practices, based on our peer group and information from published surveys of executive pay practices.
Due to the dynamics of the competitive marketplace, with companies being acquired, product lines divested and growth occurring through acquisitions, the Committee regularly reviews the peer group used for assessing our NEO’s pay and makes changes to account for these events.
Following our acquisition of Time Inc. in fiscal 2018, the Committee asked Willis Towers Watson to review the existing compensation peer group at that time and provide recommendations for changes to ensure the group remained an appropriate comparator group for assessing executive pay. Willis Towers Watson’s evaluation of the peer group took into consideration factors including similar industry and business profiles, and size comparability based on revenues and market capitalization. The peer group used for purposes of setting fiscal 2020 compensation consisted of the following companies (no changes from the peer group approved in fiscal 2018):

Meredith Corporation Peer Group
AMC Networks Inc.	Nexstar Media Group Inc.
Discovery Communications Inc.	Sinclair Broadcast Group, Inc.
Graham Holdings Company	The E.W. Scripps Company
IAC/InterActiveCorp	The Interpublic Group of Companies
Lions Gate Entertainment Corporation	TEGNA Inc.
News Corporation	Tribune Media Company
In addition to publicly filed peer group pay information, the Committee reviewed compensation survey data reflecting industry-specific and general industry data based on companies of comparable size to Meredith, prepared by Willis Towers Watson. In their report, Willis Towers Watson provided data on base salary, annual cash incentives, long-term incentives and total direct compensation.
The comparative market data provided by Willis Towers Watson represents one factor considered by the Committee when making executive pay decisions. However, the Committee considers other factors when setting executive pay including individual skills, experience, tenure, performance and internal equity.

Compensation Factors and Governance for Fiscal 2020
The Committee evaluates many factors when designing and establishing executive compensation plans and targets. The following tables outline our key practices:

WHAT WE DO	WHAT WE DON'T DO
✓ Maintain an industry-specific peer group for benchmarking pay
✓ Deliver executive compensation primarily through performance-based pay
✓ Set challenging short and long-term incentive award goals
✓ Mitigate undue risk by using a cap on maximum payouts for short and long-term plans and performing an annual internal risk assessment of compensation programs
✓ Maintain stock ownership guidelines that reinforce alignment between stockholders and our executive officers
✓ Maintain a recoupment (clawback) policy for equity and incentive compensation
✓ Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees
✓ Engage an independent compensation consultant reporting directly to the Committee

☒ Include tax gross-ups upon change in control in any new executed agreements
☒ Allow hedging, short sales, option trading or pledging of common stock
☒ Reprice stock options
☒ Provide excessive perquisites

Elements of Executive Compensation
Base Salary
Our NEOs’ base salaries are generally determined by the Committee at its quarterly meeting in August. Base salaries are established by taking into consideration the scope and complexity of the executive role, the executive’s skills and abilities, performance and competitive market data. The Company’s goal is to establish a compensation program for the NEOs that provides market competitive target total compensation opportunities with actual earned compensation that is largely contingent on performance.
For fiscal 2020, the Committee reviewed the competitive benchmarking analysis prepared by Willis Towers Watson on NEO compensation. Mr. McCreery received an 14% increase due to performance in his new role as President – Local Media Group as well as the results of the benchmarking analysis. Base salary increases for the employee population were also considered when reviewing the NEO's base salary. The following base salary changes were implemented for effective fiscal 2020:

Executive	Fiscal 2019 ($)	Fiscal 2020 ($)	Change (%)
Thomas H. Harty	1,000,000	1,030,000	3%
Joseph H. Ceryanec	750,000	775,000	3%
Jason M. Frierott	—	675,000	—%
Patrick J. McCreery	525,000	600,000	14%
John S. Zieser	750,000	775,000	3%
The Company implemented salary reductions for the employee population, including the active NEOs, as a cost control measure during the last two months of fiscal 2020, and continuing into fiscal 2021. Mr. Harty and the Board incurred a base salary reduction of 40% and a fee reduction of 40%, respectively, while the other active NEOs incurred a base salary reduction of 30%. Approximately 40% of our employees did not receive a base salary reduction as they were below the established floor. The remaining employee base salary reductions ranged from 15% to 25% depending on base salary level. The base salaries listed above do not include the base salary reductions. Refer to the Summary Compensation Table on page 30 for actual base salaries paid for each NEO.
Short-Term Incentives
We have established a short-term incentive plan to provide our NEOs with competitive cash incentives for the attainment of annual financial and operational performance targets, and individual performance achievements. Our NEOs have a defined target incentive opportunity that ranges from 75% to 100% of salary. The short-term incentive payout for the NEOs ranges from 50% of target if the threshold levels of performance are achieved and up to 250% of target for achieving the maximum performance level. The payouts are linear for actual performance between threshold and target, and between target and maximum. If performance is below the threshold, no incentive is earned.
In establishing the short-term incentive target award opportunities, the Committee considers several factors including:
•The desire to ensure a substantial portion of total compensation is performance-based;
•The relative importance of the short-term and long-term performance;
•The advice of the independent compensation consultant regarding compensation practices at other companies in the peer group;
•The target amounts set and actual incentives paid in recent years; and
•The results of the annual shareholder advisory vote on executive compensation programs.
The table below provides the established incentive ranges for our NEOs. Based on the factors noted above, competitive market data and internal equity considerations, the incentive targets for Messrs. Ceryanec, Zieser and McCreery were increased in fiscal 2020 from 75% to 80% of salary for both Messrs. Ceryanec and Zieser and 60% to 80% for Mr. McCreery.

Executive	Annual Incentive Range
	Threshold		Target		Maximum
	% of Salary	Amount ($)	% of Salary	Amount ($)	% of Salary	Amount ($)
Thomas H. Harty	50%	515,000	100%	1,030,000	250%	2,575,000
Joseph H. Ceryanec	40%	310,000	80%	620,000	200%	1,550,000
Patrick J. McCreery	40%	240,000	80%	480,000	200%	1,200,000
John S. Zieser	40%	310,000	80%	620,000	200%	1,550,000
In fiscal 2020, consistent with prior years, 80% of the short-term incentive for each NEO was based on specific Company and Group financial targets. The remaining 20% related to predetermined strategic individual objectives.
Each NEO's specific financial objectives are weighted according to the extent to which the executive is responsible for delivering results on those objectives. The weightings assigned to the objectives for each NEO for fiscal 2020 are shown in the following table:

Objective	Harty	Ceryanec	McCreery	Zieser
Adjusted EBITDA	25%	25%	10%	25%
Company Revenue	20%	20%	—%	20%
Cost Synergies (1)	15%	15%	—%	15%
Earnings per Share ("EPS")	20%	20%	10%	20%
Group Operating Profit	—%	—%	30%	—%
Group Operating Revenue	—%	—%	30%	—%
Individual Strategic Objectives	20%	20%	20%	20%
(1) Cost synergies are associated with the acquisition of Time Inc.
Each NEO had 20% of his short-term incentive tied to specific individual strategic performance objectives. These performance objectives included the general categories of strategy development and execution, corporate and people development, operating initiatives, succession planning and the integration of Time Inc.

At the beginning of fiscal 2020, the Committee approved the financial and individual metrics and goals. Throughout the year at its quarterly meetings, the Committee reviewed Company and Group financial performance results and the progress of the NEOs toward meeting the quantitative goals established for the fiscal year. At its August 2020 meeting, the Committee reviewed and approved the fiscal 2020 performance results and incentive awards for each NEO. The results for Company and Group performance are provided in the following tables:

	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
EPS (1)	2.76	2.91	3.06	1.54
Adjusted EBITDA (2)	607,500,000	675,000,000	742,500,000	548,200,000
Company Revenue	2,989,175,000	3,146,500,000	3,303,825,000	2,848,600,000
Cost Synergies (3)	121,500,000	135,000,000	148,500,000	160,100,000
(1) EPS is measured on a non-GAAP basis and excludes special items recorded during the fiscal year.
(2) Adjusted EBITDA is measured on a non-GAAP basis and is defined as net earnings (loss) from continuing operations before interest expense, income taxes, depreciation, amortization, and special items recorded during the fiscal year.
(3) Cost synergies are associated with the acquisition of Time Inc.

	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
Local Media Group
Operating Profit (1)	192,330,000	213,700,000	235,070,000	170,600,000
Operating Revenue	819,375,000	862,500,000	905,625,000	769,300,000
(1) Operating Profit is measured on a non-GAAP basis and excludes special items recorded during the fiscal year.
Based on financial and operational results, and the assessment of individual performance, the Committee approved the short-term incentive payouts for the NEOs shown in the following table:

Executive	Financial Objectives		Individual Performance		Total Incentive Payout
	($)	% of Target	($)	% of Target	($)	% of Target
Thomas H. Harty	386,250	47%	206,000	100%	592,250	58%
Patrick J. McCreery	—	—%	240,000	250%	240,000	50%
John S. Zieser	232,500	47%	113,460	92%	345,960	56%
Based on the quantitative and qualitative components for fiscal 2020, Mr. McCreery achieved $180,000 or 75% of the individual performance objective target. The Committee approved an additional $60,000 which resulted in a total payout of $240,000 or 50% of his total incentive target. In addition, according to Mr. Frierott's employment agreement, his short-term incentive payout of $168,750 was based on his short-term incentive target of 75% of salary and prorated based on hire date.
Long-Term Incentive Compensation
The Committee strives to link executive compensation to the Company’s long-term performance by delivering a substantial portion of compensation in the form of long-term incentive awards. For fiscal 2020, the Committee approved awards under the Meredith Corporation 2014 Stock Incentive Plan (the "2014 Plan") in the form of stock options, time-based RSUs and Cash LTIP.
The Committee believes the use of cash and equity-based long-term incentives appropriately balances the use of cash and the dilution associated with share grants under the 2014 Plan. The Committee determines the balance between cash and equity-based long-term incentives each year. In making that assessment, the Committee considers factors such as the relative merits of cash and each form of equity award as a device for retaining and motivating the NEOs, as well as competitive market practices.

Long-Term Incentive Vehicle	Description	Approximate % of Fiscal 2020 Long-Term Incentive Grant
Cash LTIP	Long-term incentive plan that provides for cash incentives based on achievement of pre-determined cash flow performance goals over a three year period. Executives can earn a threshold payout of 50% of target up to a maximum payout of 200% of target. Grants are made each year resulting in overlapping performance periods. The Cash LTIP allows the Company to effectively manage dilution associated with the 2014 Plan, and provide incentives for delivering specific financial results over a multi-year time period.	40%
Stock Options	Annual stock option grants cliff vest on the third anniversary of the grant date and have a ten-year term. All stock options are granted with an exercise price equal to the closing price of Company common stock on the date of grant. Stock options provide an incentive to increase our stock price and shareholder value.	25%
Restricted Stock Units	Annual RSU grants cliff vest on the third anniversary of the grant date based on continued service. Dividends, to the extent they are paid by the Company, on RSUs are currently paid in cash. RSUs represent a mechanism to retain our executives and promote stock ownership, thereby aligning executive interests with shareholders.	35%
The table below shows the total target value of the fiscal 2020 long-term incentive compensation for each NEO, the number of stock options and RSUs granted, and each executive’s target incentive opportunity under the Cash LTIP.

Executive	Target Long-Term Incentive Value ($)	Stock Options		Restricted Stock Units		Cash LTIP Target ($)
		Shares	Grant Date Value ($)	Shares	Grant Date Value ($)
Thomas H. Harty	3,000,000	85,000	741,762	28,500	1,054,500	1,200,000
Joseph H. Ceryanec	1,125,000	32,000	279,251	10,675	394,975	450,000
Patrick J. McCreery	700,000	20,000	174,532	6,650	246,050	280,000
John S. Zieser	1,125,000	32,000	279,251	10,675	394,975	450,000
2018-2020 Cash LTIP Awards
For the fiscal 2018-2020 Cash LTIP, awards were earned based on achieving cumulative cash flow results over the three-year performance period. The three-year cumulative cash flow result was $639,241,000 which was below the minimum required for payout. The table below includes the performance range as originally established and as adjusted to account for the Time Inc. acquisition, and payouts for the NEOs based on actual results, as approved by the Committee:

Fiscal 2018-2020	Threshold	Target	150% of Target	Maximum	Actual Awards
Cumulative Cash Flow (1)	$495,000,000	$550,000,000	$580,000,000	$605,000,000
Revised Cumulative Cash Flow (2)	$846,000,000	$940,000,000	$991,000,000	$1,034,000,000	$639,241,000
Payout	50%	100%	150%	200%	—%
Thomas H. Harty (3)	$420,834	$841,667	$1,262,501	$1,683,334	$—
Joseph H. Ceryanec (4)	$162,500	$325,000	$487,500	$650,000	$—
Patrick J. McCreery (5)	N/A	N/A	N/A	N/A	$—
John S. Zieser	$162,500	$325,000	$487,500	$650,000	$—
(1) Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.
(2) At the August 2018 meeting, the Committee increased the cumulative cash flow to reflect the acquisition of Time Inc. for fiscal 2019 and 2020 only.
(3) Mr. Harty's target payout was adjusted to reflect his promotion to President and CEO.
(4) Pursuant to the terms of his separation agreement, Mr. Ceryanec received a prorated Cash LTIP payment based on target.

(5) Mr. McCreery was not a participant in the 2018-2020 Cash LTIP.
2019-2021 Cash LTIP Potential Awards
For the fiscal 2019-2021 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn at the end of the third year:

Fiscal 2019-2021	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow (1)	$1,303,000,000	$1,447,500,000	$1,520,000,000	$1,592,000,000
Payout	50%	100%	150%	200%
Thomas H. Harty	$500,000	$1,000,000	$1,500,000	$2,000,000
Joseph H. Ceryanec (2)	$200,000	$400,000	$600,000	$800,000
Patrick J. McCreery	$75,000	$150,000	$225,000	$300,000
John S. Zieser	$200,000	$400,000	$600,000	$800,000

(1) Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.
(2) Pursuant to the terms of his separation agreement, Mr. Ceryanec received a prorated Cash LTIP payment based on target.
2020-2022 Cash LTIP Potential Awards
For the fiscal 2020-2022 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn at the end of the third year:

Fiscal 2020-2022	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow (1)	$891,000,000	$990,000,000	$1,039,500,000	$1,089,000,000
Payout	50%	100%	150%	200%
Thomas H. Harty	$600,000	$1,200,000	$1,800,000	$2,400,000
Joseph H. Ceryanec (2)	$225,000	$450,000	$675,000	$900,000
Patrick J. McCreery	$140,000	$280,000	$420,000	$560,000
John S. Zieser	$225,000	$450,000	$675,000	$900,000
(1) Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.
(2) Pursuant to the terms of his separation agreement, Mr. Ceryanec received a prorated Cash LTIP payment based on target.
Executive Stock Ownership Program
To further align executives' interests with shareholders, NEOs are required to own Meredith common stock. The Committee has established target levels for individual stock holdings for the participants in the program. Eligible shares for a NEO's required ownership target include shares held in the 401(k) Plan, ESPP, restricted stock and RSUs, shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested, and shares acquired through open market share purchases. NEOs must attain the ownership requirements within a five-year period.
The following table reflects each NEO's ownership requirements and whether those stock ownership requirements have been attained:

Executive	Target Ownership (Shares)	Status
Thomas H. Harty	120,000	Met
Joseph H. Ceryanec	50,000	Met
Jason M. Frierott	50,000	In Progress
Patrick J. McCreery	50,000	In Progress
John S. Zieser	50,000	Met

The Committee has established an Executive Stock Ownership Program to assist executives in achieving their ownership targets. Each participant is awarded RSUs equal to 20% of personal acquisitions of Meredith stock through share purchases and/or shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested since the last day of the prior calendar year. The award shares or units are capped at 20% of the NEO's target ownership level. The incremental stock acquisitions must be held for a period of five years in order for the associated awards to vest. The Committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value.
On February 2, 2020, the following participants received matching RSUs pursuant to the Executive Stock Ownership Program:

Executive	Eligible Shares	RSUs Granted
Thomas H. Harty	19,338	3,868
Joseph H. Ceryanec (1)	10,337	—
Jason M. Frierott (2)	—	—
Patrick J. McCreery	1,210	242
John S. Zieser (1)	8,845	—
(1) Messrs. Ceryanec and Zieser previously received all RSU grants available under the program.
(2) Mr. Frierott was hired on March 9, 2020 and will enter the program in fiscal 2021.
Change in Control and Severance Benefits
Change in control and severance benefits are a customary component of executive compensation which are used to reinforce and encourage executives’ continued attention and dedication without the distraction of the possibility of a change in control or loss of employment. We provide change in control and severance benefits through severance and employment agreements with our NEOs. See “Potential Payments upon Termination” in this Proxy Statement for additional information.
Deferred Compensation
The Meredith Corporation Deferred Compensation Plan ("DCP") is a nonqualified deferred compensation plan that allows certain employees, including our NEOs, to defer receipt of salary, cash incentive payments and shares of restricted stock and RSUs. Participants may defer up to 100% of base salary over $285,000 and 90% of incentive payments, provided total annual compensation exceeds $285,000 after deferrals. When awards of restricted stock or RSUs are deferred, shares are deferred as SEUs. The deferred amounts are credited to accounts established for participants.
The DCP has investment alternatives that are comparable to the funds offered in the Company's 401(k) Plan. Additionally, participants can elect to defer their compensation as SEUs. SEUs are not voted in shareholder meetings and dividends, to the extent they are paid by the Company, are reinvested. The Company does not provide DCP matching contributions to the individual accounts of our NEOs.
Each participant is fully vested in his or her deferrals in the plan. Participants have an unsecured contractual commitment for the Company to pay the amounts due under the DCP.
At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or annual installments. Participants can schedule distributions to be paid while employed or upon separation from service, subject to any required waiting period.
This benefit is provided to permit employees to accumulate financial resources on a tax deferred basis in an effort to support their financial wellbeing. The DCP permits them to do this while also receiving investment gains/losses on deferred amounts. The provision of this benefit is important as a retention and recruitment tool because many of the companies with which the Company competes for executive talent provide a similar plan to their senior employees.
Employee Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan
We maintain separate qualified defined benefit plans for union and non-union employees, as well as two nonqualified supplemental pension plans covering certain non-union employees. The NEOs are covered under the non-union plan (Employees' Retirement Income Plan), the Replacement Benefit Plan and the Supplemental Benefit Plan. The amount of annual earnings that may be considered in calculating benefits under the Employees' Retirement Income Plan is limited by law. For calendar year 2020, the annual limitation is $285,000. The Replacement Benefit Plan is an unfunded nonqualified plan that provides an amount substantially equal to the difference between the amount that would have been payable under the Employees' Retirement Income Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Employees' Retirement Income Plan.
The Supplemental Benefit Plan is an unfunded nonqualified plan. The purpose of the Supplemental Benefit Plan is to provide for NEOs the excess, if any, of the benefits they would have become entitled to under our prior defined benefit plan if it had continued in effect after August 31, 1989.
The Committee believes that the Employees' Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan serve a critically important role in the retention of senior executives, as benefits thereunder increase each year that these executives remain with the Company. The plans thereby encourage our senior executives to continue their work on behalf of the Company and our shareholders.
Perquisites
The NEOs receive various perquisites provided by or paid for by the Company. These perquisites include financial planning services, memberships in social and professional clubs, car allowances, personal use of aircraft and premiums for life and disability insurance. The Company provides perquisites to attract and retain executives in a competitive market. These perquisites also allow our NEOs to be effective in conducting day-to-day business by creating and maintaining important business relationships. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the Committee's overall goal of designing compensation programs for NEOs that align with the interests of our shareholders.
Compensation Risk Assessment
The Committee reviewed a risk assessment related to our employee compensation program at its August 2019 meeting. The Human Resources and Compensation Committee concluded that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short term and the long term, and include features such as including award caps, multiple performance metrics, balance between short-term and long-term compensation and share ownership guidelines, that mitigate excessive risk taking.
The Committee does not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.
Compensation Clawback Policy
In August 2019, the Board adopted a clawback policy for all current and former executive officers, and other employees designated by the Board, to support the Company’s commitment to the accuracy of its consolidated financial statements and to discourage excessive risk-taking. Pursuant to the policy, if the Company is required to prepare a material accounting restatement resulting from material noncompliance with financial reporting requirements, the Board may require reimbursement or forfeiture of any excess incentive compensation received by a covered executive. In addition, if the Board determines that a covered executive has engaged in certain specified misconduct or was grossly negligent in his or her failure to manage or monitor the conduct of others engaged in misconduct, the Board may require reimbursement or forfeiture of any incentive compensation received by such covered executive, and any time-vested equity-based awards that were either granted or vested during the three-year recoupment period. The incentive compensation recoverable in the case of an accounting restatement will be the excess incentive compensation received by the covered executive based on the erroneous data as compared with the incentive compensation that otherwise would have been received by the covered executive based on the restated results and in the case of misconduct the amount will be determined by the Board based on a reasonable estimate.
Tax Deductibility of Compensation – Section 162(m) Compliance
In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. The Committee has awarded compensation that is not fully tax deductible when it believes doing so is in the best interests of our shareholders and reserves the right to do so in the future.
Due to changes in U.S. tax law as a part of tax reform legislation enacted in December 2017, the opportunity to design programs that are fully tax-deductible for our NEOs has effectively been eliminated. For fiscal 2018 and prior periods, all compensation paid to our CFO and any compensation paid to other NEOs that qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code ("IRC") and the related tax reform grandfathering rules was fully tax-deductible. These exceptions are not available beginning in fiscal 2019. Accordingly, starting in fiscal 2019, compensation above $1 million per year (regardless of whether performance-based) that is paid to our NEOs is not tax-deductible for federal income tax purposes subject to a grandfathering exception. We anticipate that compensation attributable to performance-based equity awards granted prior to November 2, 2017 and settled in a later fiscal year will continue to be tax-deductible under the grandfathered rule.
For fiscal 2020, base pay, cash incentive plan awards, and equity award grants are subject to the $1 million cap on deductibility without any eligibility for grandfathering. Accordingly, compensation in excess of $1 million paid to our NEOs pursuant to any of the Company’s compensation programs (other than certain grandfathered pre-November 2, 2017 equity grants) are non-deductible by the Company.

COMPENSATION COMMITTEE REPORT
We, the Human Resources and Compensation Committee of the Board of Directors of Meredith Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company and, based upon such review and discussion, have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company's Annual Report on Form 10-K for the year ended June 30, 2020.
HUMAN RESOURCES AND COMPENSATION COMMITTEE
Elizabeth E. Tallett, Chair
Donald A. Baer
D. Mell Meredith Frazier

NAMED EXECUTIVE OFFICER COMPENSATION
During fiscal 2020, Messrs. Harty, Ceryanec, Frierott, McCreery, and Zieser were employed pursuant to agreements with the Company. A more complete description of those agreements begins on page 35 of this Proxy Statement. The salary for each of the NEOs is set according to the terms of such employment agreement or at the discretion of the Human Resources and Compensation Committee.
Each NEO is entitled to participate in all employee benefit plans maintained by the Company, including the 2014 Plan. In addition, customary perquisites are provided to each of the NEOs.
Many elements affect the change in the pension value from year to year, including age, years of service, pay increase, annuity conversion rate change and/or discount rate change. Specifically, the assumed annuity conversion rate may produce unexpected changes from year to year.

Summary Compensation Table for Fiscal 2020

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus (2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas H. Harty,	2020	966,616	—	1,170,733	741,762	592,250	3,537,587	195,201	7,204,149
President and CEO	2019	1,000,000	—	1,039,469	629,621	1,736,586	2,699,534	199,053	7,304,263
	2018	841,154	—	801,046	1,491,291	2,433,907	1,260,580	173,422	7,001,400
Joseph H. Ceryanec,	2020	587,212	—	394,975	279,251	1,072,917	1,077,966	1,585,000	4,997,321
Former CFO (8)	2019	750,000	—	343,548	254,270	833,847	1,318,253	97,727	3,597,645
	2018	685,000	—	379,900	1,098,610	1,461,685	715,516	106,886	4,447,597
Jason M. Frierott, CFO (9)	2020	176,538	—	500,020	—	168,750	—	861,466	1,706,774
Patrick J. McCreery,	2020	572,308	60,000	253,322	174,532	180,000	1,099,435	55,043	2,394,640
President - Local Media Grp	2019	525,000	—	245,465	121,081	561,432	472,155	46,817	1,971,950
John S. Zieser,	2020	739,231	—	394,975	279,251	345,960	2,421,825	91,061	4,272,303
Chief Development Officer, General Counsel	2019	750,000	—	343,548	254,270	944,322	2,291,254	102,729	4,686,123
	2018	685,000	—	379,900	1,098,610	1,508,446	1,144,052	105,205	4,921,213
(1)Reflects salary reductions in the last two months of fiscal 2020. For more details, see page 22 of this Proxy Statement.
(2)Mr. McCreery received a total incentive payout of $240,000. Based on the financial and individual performance objectives of his incentive plan, he achieved $180,000. The Committee approved an additional $60,000 in order for his total incentive payout to be 50% of his total incentive target.
(3)Stock awards are reported at the aggregate grant date fair value in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation - Stock Compensation ("Topic 718"). Assumptions used in the calculation of these amounts are included in Note 14 to the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended June 30, 2020 ("Form 10-K").
(4)Option awards in this column are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to the Company's audited consolidated financial statements included in the Form 10-K.
(5)Included in this column for each NEO are the awards earned for each three-year performance period of the Cash LTIP and each earned Annual Incentive. The Cash LTIP awards vest on the last day of the three-year performance period and are paid out after the Human Resources and Compensation Committee certifies the results of the three-year performance period. The Annual Incentive awards are paid out after the Human Resources and Compensation Committee certifies the results of the fiscal-year period. The awards earned under the fiscal 2018-2020 Cash LTIP are as follows: Harty-$0, Ceryanec-$297,917 and Zieser-$0. The awards earned under the fiscal 2017-2019 Cash LTIP are as follows: Harty-$487,808, Ceryanec-$213,759 and Zieser-$213,759. The awards earned under the fiscal 2016-2018 Cash LTIP are as follows: Harty-$1,075,495, Ceryanec-$561,128 and Zieser-$607,889. The Annual Incentive payouts for fiscal 2020 are as follows: Harty-$592,250, Ceryanec-$775,000, Frierott-$168,750, McCreery-$180,000 and Zieser-$345,960. For fiscal 2020, according to Mr. Frierott's employment agreement, his Annual Incentive was prorated based on hire date and paid at target. The Annual Incentive payouts for fiscal 2019 are as follows: Harty-$1,248,778, Ceryanec-$620,088, McCreery-$561,432 and Zieser-$730,563 The Annual Incentive payouts for fiscal 2018 are as follows: Harty-$1,358,412, Ceryanec-$900,557 and Zieser-$900,557.
(6)The amounts for 2020 shown in this column represent the change in pension value measured from June 30, 2019 to June 30, 2020. The following assumptions were used to calculate the prior year's present values: Measurement date – June 30, 2019; discount rate – Employees' Retirement Income Plan, 3.33%; Replacement Benefit Plan, 3.00%; Supplemental Benefit Plan, 3.65%; interest crediting rate – Employees' Retirement Income Plan, 2.80%; Replacement Benefit Plan, 2.50%; Supplemental Benefit Plan, 3.15%; annuity conversion rate – 3.65% (unless specified by employment agreement); annuity conversion mortality – 2019 IRS Prescribed 417(e)(3) Unisex; retirement age – 65; compensation and benefit limits – 2019 levels; salary increases – none; and pre-retirement decrements – none. The increases in pension value shown in the table are due to decreases in the discount rates, increases in final average earnings, continued service accruals and reduced discounting (due to aging). Mr. Frierott will begin accruing pension benefits after one year of service
(7)Amounts in this column for fiscal 2020 include for all NEOs except Mr. Frierott: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use and annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense. Column for fiscal 2020 includes Company contributions to the 401(k) Plan as follows: Harty-$12,825, Ceryanec, $8,987, McCreery-$12,825 and Zieser-$12,825. Column for fiscal 2020 includes dividends on RSUs which are not included in the grant date fair value as follows: Harty-$103,357, Ceryanec-$37,280, McCreery-$17,592 and Zieser-$35,349. Mr. Ceryanec also includes payouts or accrued payouts under his separation agreement of $1,508,333. Amounts for Mr. Frierott in this column include payments for relocation under his employment agreement of $850,000, life insurance premiums, personal aircraft use and an annual auto allowance prorated based on hire date plus fuel less mileage reimbursed as business expense.
Amounts in this column for fiscal 2019 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $12,488 for each NEO. Column for fiscal 2019 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Harty-$108,461, Ceryanec-$55,811, McCreery-$12,205 and Zieser-$48,664.

Amounts in this column for fiscal 2018 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $12,263 for each NEO. Column for fiscal 2018 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Harty-$83,057, Ceryanec-$65,872 and Zieser-$50,907.
(8)Mr. Ceryanec retired from Meredith on March 31, 2020.
(9)Mr. Frierott was hired on March 9, 2020.

Awards
The Grants of Plan-Based Awards table provides additional detail about the equity and non-equity awards shown in the Summary Compensation Table. RSUs were awarded by the Human Resources and Compensation Committee on September 16, 2019. Each RSU will vest in its entirety on the third anniversary of the grant date. The Committee also granted stock options on September 16, 2019 to each NEO. Each option granted will become exercisable in its entirety on the third anniversary of the grant date. The February 1, 2020 awards of RSUs were made pursuant to the 2014 Plan, subject to the Executive Stock Ownership Program, which is described in detail beginning on page 26 of this Proxy Statement. For additional information on equity awards, please see "Elements of Executive Compensation" under Compensation Discussion and Analysis on page 22. Mr. Frierott received a new hire RSU award on March 9, 2020 as part of his employment contract.
At the beginning of fiscal 2020, the Human Resources and Compensation Committee established performance-based non-equity incentive awards for each of the NEOs. The incentives earned by the NEOs are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Grants of Plan-Based Awards for Fiscal 2020

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units(2)(3)(4)	All Other Option Awards: Number of Securities Underlying Options(5)	Exercise Price of Option Awards ($/Sh.)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold ($)	Target ($)	Maximum ($)
Harty	8/6/2019	515,000	1,030,000	2,575,000
	8/6/2019	600,000	1,200,000	2,400,000
	9/16/2019					85,000	37.00	741,762
	9/16/2019				28,500			1,054,500
	2/1/2020				3,868			116,233
Ceryanec	8/6/2019	310,000	620,000	1,550,000
	8/6/2019	225,000	450,000	900,000
	9/16/2019					32,000	37.00	279,251
	9/16/2019				10,675			394,975
Frierott	3/9/2020				23,192			500,020
McCreery	8/6/2019	240,000	480,000	1,200,000
	8/6/2019	140,000	280,000	560,000
	9/16/2019					20,000	37.00	174,532
	9/16/2019				6,650			246,050
	2/1/2020				242			7,272
Zieser	8/6/2019	310,000	620,000	1,555,000
	8/6/2019	225,000	450,000	900,000
	9/16/2019					32,000	37.00	279,251
	9/16/2019				10,675			394,975
(1)The threshold, target and maximum annual non-equity incentive awards that could be earned during the year ended June 30, 2020 are shown on the first line next to each NEO's name. The actual amounts of the awards were determined by the Human Resources and Compensation Committee based on the level achieved with respect to each NEO's individual incentive plan and are reported in the Summary Compensation Table. Individual incentive plans may include EPS, operating cash flow, revenue or other measurements. The threshold, target and maximum fiscal 2020-2022 Cash LTIP awards that could be earned by each NEO, if certain performance levels are achieved over a three-year performance period (July 1, 2019 to June 30, 2022), are listed on the second line. The awards do not vest until June 30, 2022 and are subject to continued employment. If threshold performance levels are not achieved, the awards will be canceled.

(2)The September 16, 2019 grants of RSUs shown in this column will vest in full on the third anniversary of the grant date. Dividends, to the extent they are paid by the Company, are paid in cash.
(3)The February 1, 2020 grants of RSUs for Messrs. Harty and McCreery were awarded under the Executive Stock Ownership Plan which is designed to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established by the Human Resources and Compensation Committee for participants in the program. Each participant receives an annual award of RSUs equal to 20% of his or her personal acquisition of Company stock. The incremental stock holdings must be maintained for a period of five years in order for the units to vest. The units awarded are subject to forfeiture prior to vesting which occurs on the fifth anniversary of the date of grant. Dividends, to the extent they are paid by the Company, are paid in cash.
(4)The March 9, 2020 grant of RSUs for Mr. Frierott was a new hire grant which will vest in full on the third anniversary of the grant date. Dividends, to the extent they are paid by the Company, are paid in cash.
(5)The September 16, 2019 grants of stock options listed in this column will vest in full on the third anniversary of the grant date and will expire on the tenth anniversary of the grant date.
(6)The exercise price equals the closing price of the Company's common stock on the NYSE on the date of grant.
(7)The value of RSUs is based on the fair market value of the Company's common stock on the date of grant. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 14 to the Company's audited consolidated financial statements included in the Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2020
The following table discloses outstanding equity awards as of June 30, 2020, for each NEO.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Harty	8/13/2013	23,000		47.92	8/13/2023
	8/12/2014	23,000		45.69	8/12/2024
	8/11/2015	23,000		44.72	8/11/2025
	8/9/2016	33,000		52.90	8/9/2026
	8/8/2017		41,000	58.00	8/8/2027
	2/2/2018		75,000	57.85	2/2/2028
	8/21/2018		52,000	52.45	8/21/2028
	9/16/2019		85,000	37.00	9/16/2029
	1/30/2016					3,449		50,183
	1/28/2017					990		14,405
	8/8/2017					12,000	*	174,600
	1/27/2018					1,588		23,105
	8/21/2018					16,750	*	243,713
	2/2/2019					3,012		43,825
	9/16/2019					28,500	*	414,675
	2/1/2020					3,868		56,279
Ceryanec	8/11/2015	18,000		44.72	8/11/2025
	8/9/2016	20,000		52.90	8/9/2026
	8/8/2017	18,000		58.00	8/8/2027
	2/2/2018	64,000		57.85	2/2/2028
	8/21/2018	21,000		52.45	8/21/2028
	9/16/2019	32,000		37.00	9/16/2029
Frierott	3/9/2020					23,192	*	337,444
McCreery	8/11/2015	4,000		44.72	8/11/2025
	8/9/2016	3,800		52.90	8/9/2026
	8/8/2017		3,450	58.00	8/8/2027
	8/21/2018		10,000	52.45	8/21/2028
	9/16/2019		20,000	37.00	9/16/2029
	8/8/2017					900	*	13,095
	8/21/2018					2,500	*	36,375
	2/2/2019					2,140		31,137
	9/16/2019					6,650	*	96,758
	2/1/2020					242		3,521

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Zieser	8/9/2016	20,000		52.90	8/9/2026
	8/8/2017		18,000	58.00	8/8/2027
	2/2/2018		64,000	57.85	2/2/2028
	8/21/2018		21,000	52.45	8/21/2028
	9/16/2019		32,000	37.00	9/16/2029
	8/8/2017					6,550	*	95,303
	8/21/2018					6,550	*	95,303
	9/16/2019					10,675	*	155,321
(1)Stock options vested or will vest in full on the third anniversary of the grant date.
(2)The exercise price for stock options is equal to the closing price of the Company's common stock on the NYSE on the date of grant.
(3)Awards of RSUs shown in this column that vest on the third anniversary of the grant date are followed by an (*). All other awards in this column will vest on the fifth anniversary of the grant date.
(4)The market value is calculated using the closing price of the Company's common stock on the NYSE on June 30, 2020, the last trading day of the fiscal year ($14.55).

Option Exercises and Stock Vested in Fiscal 2020

Name	Options Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Harty	—	—	11,538	526,817
Ceryanec (2)	—	—	32,254	667,792
Frierott	—	—	—	—
McCreery	—	—	950	45,657
Zieser	—	—	6,800	326,808
(1)Value realized on vesting is computed by multiplying the closing price of the Company's common stock on the NYSE on the vest date by the number of shares of RSUs vesting on such date.
(2)Number of shares acquired on vesting includes 8,479 shares vested during the annual vesting as well as 23,775 shares that were accelerated upon retirement. Shares accelerated upon retirement will be delivered after the expiration of the six month holding period required under Section 409A.

Pension Benefits in Fiscal 2020
The following table shows on a plan-by-plan basis for each NEO, except Mr. Frierott, who will begin accruing pension benefits after one year of service: the number of years of credited service (rounded to the nearest whole number), the present value of the accumulated benefit and the value of any payments made during the fiscal year. The present values are generally based on the assumptions used for financial reporting purposes as of the Company's most recent fiscal year-end measurement date. For additional information concerning those assumptions, please see Note 13 to the Company's audited consolidated financial statements included in the Company's Form 10-K. Exceptions include the retirement age, which is assumed to be the earliest time at which a participant may retire under the plan without any benefit reduction due to age, and pre-retirement decrements, which are ignored. The following assumptions were used to calculate the present values in the table:

Measurement date	June 30, 2020
Discount rate
Employees' Retirement Income Plan	2.37%
Replacement Benefit Plan	1.85%
Supplemental Benefit Plan	2.90%
Interest crediting rate
Employees' Retirement Income Plan	2.00%
Replacement Benefit Plan	2.00%
Supplemental Benefit Plan	2.40%
Annuity conversion rate	2.9
Annuity conversion mortality	2020 IRS Prescribed 417(e)(3) Unisex
Retirement age	65
Compensation and benefit limits	2020 Levels
Salary increases	None
Pre-retirement decrements	None

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Harty	Employees' Retirement Income Plan	16	252,360	—
	Replacement Benefit Plan	16	1,345,737	—
	Supplemental Benefit Plan	15	10,258,816	—
Ceryanec	Employees' Retirement Income Plan	12	170,861	—
	Replacement Benefit Plan	12	801,332	—
	Supplemental Benefit Plan	11	4,640,356	—
McCreery	Employees' Retirement Income Plan	18	245,450	—
	Replacement Benefit Plan	18	146,346	—
	Supplemental Benefit Plan	17	2,055,169	—
Zieser	Employees' Retirement Income Plan	22	379,850	—
	Replacement Benefit Plan	22	1,758,667	—
	Supplemental Benefit Plan	20	10,661,000	—
For a more complete description of the plans and their purposes, see page 27 of this Proxy Statement.

Nonqualified Deferred Compensation in Fiscal 2020
The following table discloses contributions, earnings and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of the NEOs. See page 27 of this Proxy Statement for additional information concerning deferred compensation. The aggregate balance was determined by multiplying the number of SEUs held on June 30, 2020 (the last trading day of the fiscal year) by $14.55, the closing price of the Company's common stock on the NYSE on that date. Distributions are paid in accordance with the deferral election, which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period. All payments are also subject to Section 409A restrictions of the IRC.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Harty	—	—	—	—
Ceryanec (2)	—	97,815	850,375	—
Frierott	—	—	—	—
McCreery	—	686	—	5,965
Zieser	—	137,817	—	1,198,144
(1)Earnings shown in this column equal the dollar value of dividends on SEUs accrued during the last fiscal year. All dividends, to the extent they are paid by the Company, are reinvested as additional SEUs.
(2)Amount of distributions includes shares that were deferred until retirement that will be delivered after expiration of the six month holding period required under Section 409A.

Potential Payments upon Termination

Employment and Other Agreements
The Company has entered into employment agreements with each of the NEOs as summarized below. Each of the employment agreements described below provides for periods of non-solicitation, non-compete and confidentiality following termination.
All payouts described below are subject to the terms of Section 409A of the IRC. The employment agreements with each of the NEOs provide for the delay of any payment or benefit provided by the employment agreement if such amount or benefit would be subject to or incur additional tax, and further, that any such deferred payment will be accumulated and paid in a single lump sum, together with interest compounded annually for the period of the delay, on the earliest date on which such payment can be made without incurring any additional tax.
1.Harty Employment Agreement. The Company entered into a new employment agreement with Mr. Harty effective August 10, 2016. The agreement provides for a minimum annual base salary of $800,000 and target Annual Incentive of 90% of base salary, which may be increased at the discretion of the Human Resources and Compensation Committee. With the new agreement, Mr. Harty was granted (i) 33,000 stock options with a three year cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of the award and (ii) 10,000 RSUs with a three year cliff vesting schedule. Mr. Harty was a participant in the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan (the "2004 Plan"), is currently a participant in the 2014 Plan or successor plans, the Employees' Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Harty in the event his employment is terminated for various reasons as follows:
A.If Mr. Harty's employment were terminated because of death, his base salary would be paid to the legal representative of his estate until the end of the month of the first anniversary of his death, any Annual Incentive earned would be prorated to the date of death and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all awards of restricted stock and RSUs would vest and all stock options would vest and remain exercisable for their full unexpired term.
B.In the event of termination due to "Disability," Mr. Harty would receive 100% of his base salary for the first 12 months following such termination, 75% of his base salary for the next twelve month period and 50% of his base salary for the final twelve month period. Mr. Harty would receive his target Annual Incentive for the initial year in which the disability occurs and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Mr. Harty, in return for a full release of all employment-related claims, would receive a lump sum payment on or before the sixty-day anniversary of his termination equal to his base salary and target Annual Incentive for a period of 24 months. If Mr. Harty fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any Annual Incentive earned and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
Mr. Harty's employment agreement also provides that should there be a material change in title (other than CEO), duties, reporting relationship, location or reduction in base salary or Annual Incentive during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of voluntary termination or termination for "Cause," Mr. Harty would receive his base salary only through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
E.Because Mr. Harty is "Retirement Eligible" under the Company's retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Harty would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP awards would be paid out according to the terms of the awards. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Harty if his employment had been terminated as of June 30, 2020, under the circumstances specified and reflects the terms of his employment agreement in effect at such time.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	2,060,000	2,317,500	1,030,000
Payment of target Annual Incentive (2)	N/A	N/A	2,060,000	N/A	N/A
Payment due under Cash LTIPs (2)	N/A	1,086,061	1,086,061	1,086,061	1,086,061
Pension benefit (lump sum) (3)(4)	10,984,264	10,984,264	10,984,264	N/A	10,984,264
Immediate vesting of stock options (5)	N/A	—	—	—	—
Immediate vesting of restricted stock and RSUs	N/A	1,020,785	1,020,785	1,020,785	1,020,785

(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2020 and are not duplicated in the above table.
(3)In the event of termination "Without Cause," Mr. Harty shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.
(4)Disabled employees are considered active participants in all retirement plans.
(5)Due to the grant price of all options outstanding being above the closing price of the Company's common stock on the NYSE on June 30, 2020 ($14.55), the immediate vesting of stock option value is zero.
2. Ceryanec Separation Agreement Terms. In connection with the termination of Mr. Ceryanec’s employment, we entered into a separation agreement with Mr. Ceryanec. The separation agreement provided that Mr. Ceryanec will receive a continuation of his base salary for a period of 18 months and a lump sum payment of $1,418,750 to satisfy any Annual Incentive and Cash LTIP earned. All of Mr. Ceryanec’s RSUs and stock options became fully vested and his stock options became exercisable for the remainder of their unexpired terms. Mr. Ceryanec was deemed to have met the age and service vesting requirements specified in our Supplemental Benefit Plan and our Replacement Benefit Plan. Mr. Ceryanec also received certain other benefits under the separation agreement including company subsidized Consolidated Omnibus Budget Reconciliation Act ("COBRA") benefits. The separation agreement also included a general release in favor of the Company.
3. Frierott Employment Agreement. The Company entered into an agreement with Mr. Frierott, which became effective March 9, 2020. The agreement provides for a minimum annual base salary of $675,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Mr. Frierott's target Annual Incentive will be no less than 75% of his base salary. With the agreement Mr. Frierott received a one-time grant of RSUs with a three-year cliff vesting valued at $500,000 based on the fair market value of Meredith common stock on the date of the award. Mr. Frierott is a current participant in the 2014 Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Frierott in the event his employment is terminated for various reasons as follows:

A.If Mr. Frierott's employment were terminated because of death, his base salary would be paid to the legal representative of his estate until the end of the month of the first anniversary of his death. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
B.In the event of termination due to "Disability," Mr. Frierott would receive 100% of his base salary for the first 12 months following such termination, 75% of his base salary for the next twelve month period and 50% of his base salary for the final twelve month period. Mr. Frierott would receive his target Annual Incentive for the initial year in which the disability occurs and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Mr. Frierott, in return for a full release of all employment-related claims, would receive separation payments equal to his base salary for a period of 18 months following the date of notice to him and a lump sum payment equal to his target Annual Incentive for a period of 18 months. If Mr. Frierott fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any Annual

Incentive earned and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
Mr. Frierott's employment agreement also provides that should there be a material change in title (other than CFO), duties, reporting relationship, location or reduction in base salary or Annual Incentive during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of voluntary termination or termination for "Cause," Mr. Frierott would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
The following table sets forth the estimated payments and benefits that would have been provided to Mr. Frierott if his employment had been terminated as of June 30, 2020, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,012,500	1,518,750	675,000
Payment of target Annual Incentive (2)	N/A	N/A	759,375	N/A	N/A
Immediate vesting of restricted stock and RSUs	N/A	N/A	N/A	337,444	337,444

(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)Annual Incentive amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2020 and are not duplicated in the above table.
4. McCreery Employment Agreement. The Company entered into an agreement with Mr. McCreery, which became effective July 1, 2018. The agreement provides for a minimum annual base salary of $525,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Mr. McCreery's target Annual Incentive will be no less than 60% of his base salary. Mr. McCreery was a participant in the 2004 Plan, is a current participant in the 2014 Plan or successor plans, the Employees' Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. McCreery in the event his employment is terminated for various reasons as follows:

A.If Mr. McCreery's employment were terminated because of death, his base salary would be paid to the legal representative of his estate through the date of his death. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
B.In the event of termination due to "Disability," Mr. McCreery would receive his base salary through the date of disability. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Mr. McCreery, in return for a full release of all employment-related claims, would receive his base salary for a period of 12 months following the date of notice of termination. If Mr. McCreery fails to execute the release described above, he would only receive his base salary through the date of notice of termination. Any Annual Incentive, equity or Cash LTIP awards would be paid out according to the terms of the awards.
D.In the event of voluntary termination or termination for "Cause," Mr. McCreery would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. McCreery if his employment had been terminated as of June 30, 2020, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	600,000	N/A	N/A
Payment due under Cash LTIPs (2)	N/A	N/A	93,333	182,519	182,519
Pension benefit (lump sum) (3)	260,012	260,012	260,012	N/A	260,012
Immediate vesting of stock options (4)	N/A	N/A	N/A	—	—
Immediate vesting of restricted stock and RSUs	N/A	N/A	N/A	180,886	180,886

(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2020 and are not duplicated in the above
(3)Disabled employees are considered active participants in all retirement plans.
(4)Due to the grant price of all options outstanding being above the closing price of the Company's common stock on the NYSE on June 30, 2020 ($14.55), the immediate vesting of stock option value is zero.

5. Zieser Employment Agreement. The Company entered into an agreement with Mr. Zieser, which became effective August 12, 2008 and continued in effect through June 30, 2011. The term of employment automatically renews for subsequent one-year terms unless written notice is given by either party. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $600,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Mr. Zieser's target Annual Incentive will be no less than 70% of his base salary. Mr. Zieser was a participant in the 2004 Plan, is a current participant in the 2014 Plan or successor plans, the Employees' Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Zieser in the event his employment is terminated for various reasons as follows:

A.If Mr. Zieser's employment were terminated because of death, his base salary would be paid to the legal representative of his estate in substantially equal installments until the end of the month of the first anniversary of his death, any Annual Incentive earned as determined by the Human Resources and Compensation Committee would be prorated to the date of death and any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
B.In the event of termination due to "Disability," Mr. Zieser would receive 100% of his base salary for the first 12 months following such termination. Mr. Zieser would receive his target Annual Incentive for the initial year in which the disability occurs. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Mr. Zieser would be entitled to receive a lump sum payment, within the Short-Term Deferral Period as defined in the agreement, equal to 170% of his base salary through the end of the current term, but no less than a total of 18 months of 170% of base salary. Mr. Zieser would receive his Annual Incentive for the year in which the termination occurs. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
Mr. Zieser's employment agreement also provides that should there be a material change in title, duties or reporting relationship during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of termination for "Cause," Mr. Zieser would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
E.Because Mr. Zieser is "Retirement Eligible" under the Company's retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Zieser would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash

LTIP awards would be paid out according to the terms of the awards. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
The following table sets forth the estimated payments and benefits that would have been provided to Mr. Zieser if his employment had been terminated as of June 30, 2020, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,976,250	775,000	775,000
Payment due under Cash LTIPs (1)	N/A	407,273	407,273	407,273	407,273
Continued health/welfare benefits (2)	N/A	N/A	35,075	N/A	N/A
Pension benefit (lump sum) (3)(4)	12,174,559	12,174,559	12,174,559	N/A	12,174,559
Immediate vesting of stock options (5)	N/A	—	—	—	—
Immediate vesting of restricted stock and RSUs	N/A	345,927	345,927	345,927	345,927
(1)Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2020 and are not duplicated in the above table.
(2)Mr. Zieser's employment agreement requires that the Company provide continued benefits to him and his eligible dependents in the event of termination "Without Cause" through the end of the current term of the agreement which would be June 30, 2020.
(3)In the event of termination "Without Cause," Mr. Zieser shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.
(4)Disabled employees are considered active participants in all retirement plans.
(5)Due to the grant price of all options outstanding being above the closing price of the Company's common stock on the NYSE on June 30, 2020 ($14.55), the immediate vesting of stock option value is zero.
Change in Control
The Company has entered into Amended and Restated Severance Agreements ("CIC Agreements") with each of the NEOs. The CIC Agreements provide for a double trigger, namely a change in control of the Company and the termination of the officer within two years of such a change in control. The CIC Agreements provide for payments and other benefits if the executive is terminated within two years of a change in control of the Company for any reason other than death, disability, mandatory retirement, "Cause" or voluntary termination other than for "Good Reason". "Good Reason" includes: an adverse substantial change in position, duties, responsibilities or status; a reduction in base salary; elimination of any benefit or incentive plan; relocation to a place more than 25 miles distance; and other terms as more fully described in the CIC Agreements. If an executive's employment is terminated prior to the date a change in control occurs, and if there is a reasonable basis that such termination (1) was at the request of a third party that has taken steps reasonably calculated to effect a change in control of the Company or (2) otherwise arose in connection with or anticipation of a change in control, then such termination shall be treated as a termination following a change in control of the Company. A change in control as defined in the CIC Agreements is summarized briefly as follows:
1.The acquisition by any person or entity of the beneficial ownership of more than 20% of either (a) the then outstanding common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company;
2.The directors who were incumbent at the time of the execution of the CIC Agreement or their successors cease to constitute at least a majority of the Board (not including any director whose nomination or election occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board);
3.The consummation of certain types of transactions including mergers and the sale of all, or substantially all, of the Company's assets; or
4.Approval by the shareholders of a complete liquidation or dissolution of the Company.
Immediately upon a change in control of the Company, all outstanding stock options shall become exercisable, all restrictions on restricted stock and RSUs shall lapse and Cash LTIP awards shall be paid or delivered as if the performance goals had been fully achieved. The benefit of the immediate vesting of the stock options, restricted stock, RSUs and payments under the Cash LTIP would have been as follows had a change in control occurred on June 30, 2020.

Award	Harty ($)	Frierott ($)	McCreery ($)	Zieser ($)
Restricted Stock / RSUs	1,020,784	337,444	180,886	345,926
Stock Options (1)	—	—	—	—
Cash LTIPs	1,086,061	—	253,414	407,273
(1) Due to the grant price of all options outstanding being above the closing price of the Company's common stock on the NYSE on
June 30, 2020 ($14.55), the immediate vesting of stock option value for all NEOs is zero.
Payment Obligations upon Termination Due to Change in Control
The following table sets forth the payment obligations under the CIC Agreements if the NEO's employment is terminated as described above in advance of or within two years of a change in control of the Company. The tables assume that the termination took place on June 30, 2020.

Obligation
NEO's annual base salary times three (based upon the highest annual rate of salary earned during the preceding 12-month period) (1)
Annual Incentive times three (higher of the Annual Incentive target for the year in which the date of termination occurs or the highest Annual Incentive paid in respect of the three fiscal years immediately prior to the year in which the change in control occurred) (1)
Any earned and due Annual Incentive payments (1)(2)
Prorated Annual Incentive through the date of termination (1)(3)
Accrued vacation pay (1)
Any compensation previously deferred (with accrued interest or earnings) (1)
Pension benefits assuming employment continued for three years after the date of termination (1)(4)
Annual matching contribution under the tax-qualified defined contribution plan times three, for each plan (1)
Continuation of medical, dental and life insurance for three years after the date of termination (5)
Continuation of short-term and long-term disability for three years after the date of termination (5)
Continuation of all programs and perquisites for three years after the date of termination (5)
Gross-up payment for tax liabilities (6)
(1)These amounts are to be paid as a lump sum within five days of the date of termination out of the Company's (or its successor's) assets.
(2)Annual Incentive amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2020 and are not duplicated in this section.
(3)There would be no prorated Annual Incentive through the date of termination since the table assumes the date of termination due to change in control is June 30, 2020.
(4)The pension benefit is to be calculated as though the NEO is fully vested and has attained three additional years of age and service under the plans (but not to reduce the NEO's life expectancy).
(5)The benefits are to be continued for three years from the date of termination at the level in effect immediately prior to the change in control or the level in effect at the date of termination, whichever is most favorable to the NEO.
(6)The Company may pay directly to the IRS or other taxing authority, for the benefit of the NEO.
1.Base Salary. The CIC Agreements provide for the lump sum payment of three times the NEO's current annual base salary. The following table sets forth the amount of such payments to each NEO.

Harty	Frierott	McCreery	Zieser
$3,090,000	$2,025,000	$1,800,000	$2,325,000

2.Annual Incentive. The CIC Agreements provide for the lump sum payment of three times the Annual Incentive, as defined in the CIC Agreements. The following table shows the amount of such payments to each NEO.

Harty	Frierott	McCreery	Zieser
$4,075,236	$1,518,750	$1,684,296	$2,701,671

3.Deferred Compensation. The CIC Agreements provide for the lump sum payment of any compensation previously deferred including any accrued interest or earnings as defined in the deferral agreements. The following table shows the amount of such payments to each NEO.

Harty	Frierott	McCreery	Zieser
$—	$—	$5,965	$1,198,144

4.Pension Benefits. The CIC Agreements provide for an additional three years of age and service to be added (without affecting the life expectancy) in calculating each NEO's pension benefit in the event of a change in control. The following table shows the amount of such payments to each NEO.

Harty	Frierott (1)	McCreery	Zieser
$15,527,004	$—	$4,798,256	$13,523,627
(1) Mr. Frierott will begin accruing pension benefits after one year of service.
5.Continuation of Benefits and Perquisites. The CIC Agreements provide that the NEO and his eligible dependents shall continue, to the extent permitted by law, to be covered by all services, programs, perquisites, defined contribution plans and insurance plans in which the NEO participated immediately prior to the time of the change in control, for a period of three years after the NEO's date of termination. The following table shows the cost to the Company for each of the NEOs for each of the benefits and perquisites.

Benefit/Perquisite	Harty ($)	Frierott ($)(1)	McCreery ($)	Zieser ($)
Matching contribution to tax-qualified defined contribution plan	38,475	—	38,475	38,475
Continuation of medical and dental insurance for three years	56,701	62,735	56,098	62,735
Continuation of group, NEO supplemental life and split-dollar life insurance for three years	10,580	1,066	1,066	30,703
Continuation of short-term, long-term and NEO long-term disability for three years	21,171	6,840	14,864	21,243
Continuation of professional fees reimbursement for three years (calculated at maximum)	30,000	30,000	30,000	30,000
Continuation of club dues and auto allowance for three years	124,041	10,506	63,379	68,356
(1) Mr. Frierott was hired March 9, 2020 and qualifies for matching contributions on the first anniversary of his start date. In addition, he has not yet established club dues paid by the Company or NEO long-term disability.
6.Post-Retirement Welfare Benefits. The CIC Agreements provide for an additional three years of age and service to be added to each NEO's post-retirement welfare benefits (including medical, dental and life). Messrs. Harty and Zieser currently meet the requirements to retire and participate in the post-retirement welfare plan. Messrs. Frierott and McCreery do not meet the eligibility requirements. The terms of the CIC Agreements provide that active welfare benefits would continue for three years and post-retirement welfare benefits would not commence until the three-year period is over. Therefore, the value of the post-retirement welfare benefits provided from July 1, 2019 through June 30, 2020 is not included.

7.Gross-up Payments. The CIC Agreements provide that the Company will provide to certain NEOs a "gross-up" payment to cover any excise taxes incurred under Section 4999 of the IRC, including all other income-related taxes. Under those circumstances, Messrs. Harty and Zieser would be entitled to receive the following amounts.

Harty	Zieser
$—	$—
Execution of a release of claims is not a prerequisite to the receipt of payments under the CIC Agreements. The CIC Agreements do not include non-compete, non-solicit, non-disparagement or confidentiality provisions. The NEOs are under no obligation to seek other employment nor shall any compensation earned by the NEOs reduce the amount of any payment provided for under the CIC Agreements.

CEO PAY RATIO DISCLOSURE
According to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to disclose the relationship of the total annual compensation of our median employee and the total annual compensation of our President and CEO for fiscal 2020.
•The total annual compensation of the median employee identified at Meredith was $77,987, which excludes our President and CEO.
•Our President and CEO’s annual total compensation was $7,204,149.
•The ratio of the annual total compensation of our President and CEO to the total annual compensation of our median employee was 92 to 1.
We selected June 30, 2020 as the date on which to determine our median employee, which is a date within the last three months of fiscal 2020. We included 5,500 of our full-time, part-time and temporary workers employed on June 30, 2020 to determine our employee population, all of which are located in the United States and India. Our international employee population, besides India, accounts for less than 1% of the total employee population and thus was excluded. We also did not include freelance workers, temporary employees who were employed and paid by a third party or independent contractors. We identified the median employee by determining each employee’s base salary and bonus, if any, paid during fiscal 2020. The base salaries for new employees hired after July 1, 2019 were annualized to June 30, 2020. After the median employee was identified, we calculated the annual total compensation for the employee using the same methodology we use for our NEOs in the Summary Compensation Table in this Proxy Statement.
The total annual compensation for both the median employee and the CEO reflects a salary reduction for the last two months of fiscal 2020. The CEO pay ratio disclosed for fiscal 2021 may fluctuate as future pay adjustments take place.
Due to the various methodologies and assumptions used in determining the CEO pay ratio, the ratios disclosed by other companies are likely not comparable.

COMPONENTS OF DIRECTOR COMPENSATION
Employee directors receive no additional compensation for Board service. At the beginning of fiscal 2020 the annual board cash retainer for non-employee directors was $105,000 with an additional Chairman of the Board retainer of $135,000, Audit Committee Chairman retainer of $30,000 and Human Resources and Compensation Committee and Nominating/Governance Committee chairman retainer of $20,000. In February 2020, the Board also approved a Lead Director retainer of $50,000. Non-employee directors may elect to convert all or half of the annual cash board retainer, including any additional chairman, lead director or committee retainers, into restricted stock or SEUs as follows: 105% of the retainer may be received as restricted stock or SEUs, or 50% of the retainer may be received in cash and 52.5% of the retainer received as restricted stock or SEUs. Restricted stock pays dividends equal to any dividends declared by the Company, if any, on common stock and vests one-third each year on the first three anniversaries of the grant date or upon the director's retirement from the Board. SEUs are fully vested but are paid out as common stock on a one-for-one basis only upon the director's resignation, retirement or other termination of service from the Board. Dividends, to the extent they are paid by the Company, on SEUs are reinvested.
In addition to the annual board cash retainer each year, on the date of the Annual Meeting, each non-employee director receives an equity grant of $135,000, half in restricted stock and half in nonqualified stock options. One-third of the number of shares of restricted stock and stock options granted vests each of the first three anniversaries of the grant date. Stock options have an exercise price equal to the closing price of the Company's common stock on the NYSE on the date of the grant and expire on the tenth anniversary of the grant date.
Upon election to the Board, each new non-employee director may choose to receive a grant of 1,200 shares of restricted stock which vests one-third each year on the first three anniversaries of the grant date or a grant of 1,200 SEUs which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director's resignation, retirement or other termination of service from the Board.
For calendar year 2020, two of eight non-employee directors elected to receive all or 52.5% of their annual board cash retainer in the form of restricted stock or SEUs. Fees paid in stock are awarded on the date of the Annual Meeting. Cash retainers are paid in quarterly installments. The Company reimburses directors for out-of-pocket expenses related to attendance at Board and committee meetings. The Company also offers a matching gifts program where every dollar contributed by a director to an eligible charity is matched dollar-for-dollar up to $5,000. The compensation paid to each non-employee director during fiscal 2020 is shown in the table below.
Board of Director retainer reductions of 40% were included with the salary reductions implemented by the Company for the employee population in fiscal 2020. Since board retainers are paid in advance at the beginning of each quarter, the reductions did not take place until fiscal 2021 and will therefore be disclosed in the fiscal 2021 Proxy Statement.

Director Compensation for Fiscal 2020

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)(5)	Option Awards ($)(3)(5)(6)	All Other Compensation ($)(7)	Total ($)
Donald A. Baer	65,000	67,524	67,501	4,813	204,838
Donald C. Berg	135,000	67,524	67,501	4,813	274,838
D. Mell Meredith Frazier	125,000	67,524	67,501	9,813	269,838
Frederick B. Henry (8)	52,500	—	—	1,269	53,769
Beth J. Kaplan	105,000	67,524	67,501	9,612	249,637
Paula A. Kerger	52,500	122,662	67,501	10,419	253,082
Stephen M. Lacy (9)	240,000	67,524	67,501	7,232	382,257
Phillip A. Marineau (8)	52,500	—	—	6,269	58,769
Christopher Roberts III	105,000	67,524	67,501	4,326	244,351
Elizabeth E. Tallett	62,500	133,172	67,501	8,813	271,986
(1)Board retainers are paid in advance of quarterly meetings, therefore the reductions did not take place until fiscal 2021 and will be reflected in the fiscal 2021 Proxy Statement.
(2)Stock awards (including SEUs) are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(3)All current non-employee directors received a grant of restricted stock with a grant date fair value of $67,524 (1,908 shares) and stock options with a grant date fair value of $67,501 (8,161 stock options) on the date of the 2019 Annual Meeting (November 13, 2019). The value of restricted stock awards is based on the closing price of the Company's common stock on the NYSE on the date of grant. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 14 to the Company's audited consolidated financial statements included in the Form 10-K. The closing price of the Company's common stock on the NYSE on November 13, 2019 was $35.39.
(4)Included in this column: Ms. Kerger received 52.5% of her annual retainer in the form of SEUs with a grant date fair value of $55,138 and Ms. Tallett received 52.5% of her annual retainer in the form of SEUs with a grant date fair value of $65,648.
(5)As of June 30, 2020, each director held outstanding equity awards as shown in the table below displayed as number of shares:

Name	Options	Restricted Stock	SEUs
Donald A. Baer	32,780	3,029	10,763
Donald C. Berg	44,944	3,029	8,857
D. Mell Meredith Frazier	36,844	3,029	—
Beth J. Kaplan	18,794	3,029	1,399
Paula A. Kerger	12,858	3,476	2,653
Stephen M. Lacy (9)	343,911	1,908	—
Christopher Roberts III	8,161	2,708	—
Elizabeth E. Tallett	61,789	3,029	20,164
(6)Option awards are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(7)Amounts in this column for fiscal 2020 include dividends on restricted stock awards which are not included in the grant date fair value and amounts matched by the Company with respect to a director's charitable contributions under the matching gifts program.
(8)Messrs. Henry and Marineau terms ended at the 2019 Annual Meeting due to retirement.
(9)Mr. Lacy's outstanding option awards include awards granted during his tenure as an executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Under SEC regulations, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared or held by different persons, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company's shares listed in the table (excluding stock options that are presently exercisable or will become exercisable prior to October 30, 2020) after elimination of such duplication is 19,644,668 shares of common stock (approximately 49% of the outstanding common stock) and 4,520,117 shares of class B stock (approximately 89% of the outstanding class B stock).
Set forth below is information as of August 31, 2020 concerning security ownership by each person who is known to management to be the beneficial owner of more than 5% of any class of the Company's voting securities, by each director and nominee for director, by each NEO and by the Company's directors and executive officers as a group.

	Name	Common Stock Owned			Class B Stock Owned (1)
		Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class
a.	Beneficial owners of more than 5%
	E. T. Meredith, IV (3) c/o Cheri Cipperley 1716 Locust Street Des Moines, IA 50309	—	682,412	7.5	2,260,048	102,412	46.5
	D. Mell Meredith Frazier, Director (3)(10)(13) 1716 Locust Street Des Moines, IA 50309	43,557	682,412	7.4	2,157,657	102,412	44.5
	BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	5,636,010	—	14.0	—	—	—
	Select Equity Group, LP (5) 380 Lafayette Street 6th Floor New York, NY 10003	—	4,157,973	10.3	—	—	—
	The Vanguard Group, Inc. (6) 100 Vanguard Blvd. Malvern, PA 19355	3,954,887	84,105	10.0	—	—	—
	Dimensional Fund Advisors, LP (7) Building One 6300 Bee Cave Road Austin, TX 78746	2,295,973	—	5.7	—	—	—
	Royce & Associates, LP (8) 745 Fifth Avenue New York, NY 10151	2,015,023	—	5.0	—	—	—
b.	Directors, not listed above, including nominees and executive officers
	Donald A. Baer, Director (9)(10)	39,317	—	*	—	—	—
	Donald C. Berg, Director (9)(10)	79,856	—	*	—	—	—
	Joseph H. Ceryanec, Former CFO (11)(12)	255,220	—	*	—	—	—
	Gregory G. Coleman, Director	24,086	—	*	—	—	—
	Jason M. Frierott, CFO	—	—	—	—	—	—
	Thomas H. Harty Director, President and CEO (11)(12)(13)(14)	410,972	—	1.0	—	—	—
	Beth J. Kaplan, Director (9)(10)(15)	11,088	780	*	—	—	—
	Paula A. Kerger, Director (9)(10)	8,512	—	*	—	—	—
	Patrick J. McCreery, President - Local Media Group (11)(12)(13)(14)	26,224	—	*	—	—	—
	Stephen M. Lacy, Director (10)(13)(15)	465,494	2,600	1.2	—	—	—
	Christopher Roberts III, Director	3,108	—	*	—	—	—
	Elizabeth E. Tallett, Director (9)(10)	87,128	—	*	—	—	—
	John S. Zieser, Chief Development Officer, General Counsel (11)(12)(13)	191,699	—	*	—	—	—
	All directors and executive officers as a group (3)(9)(10)(11)(12)(13)(14)(15) [14 persons]	1,646,261	685,792	11.4	2,157,657	102,412	44.5
*Less than 1%
(1)Class B stock is not transferable except to members of the family of the holder and certain other related entities. However, class B stock is convertible share for share at any time into fully transferable common stock without the payment of any consideration. Holders of common stock are entitled to cast one vote for each share of common stock owned on the record date. Holders of class B stock are entitled to cast ten votes for each share owned on the record date.
(2)Shares listed in the table under "Common Stock Owned" do not include shares of common stock deemed to be owned by the shareholder as a result of the shareholder's ownership of class B stock which is convertible share for share into common stock. However, the calculation of "% of Class" includes such shares deemed to be owned. If such shares were not included in the calculations, the common stock ownership percentages would be 1.7% for E. T. Meredith, IV and

1.8% for D. Mell Meredith Frazier; the other individuals' ownership percentages would be unchanged and the ownership percentage in (b) All directors and executive officers as a group would be 5.8%.
(3)Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(4)Information as of December 31, 2019 based on Schedule 13G/A filed with the SEC. BlackRock, Inc. ("BlackRock") has sole voting power over 5,560,469 shares of common stock and sole dispositive power over 5,636,010 shares of common stock. BlackRock serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 5,636,010 shares of common stock.
(5)Information as of July 13, 2020 based on Schedule 13G filed with the SEC. Select Equity Group, LP ("Select LP") and George S. Loening (Loening) each have shared voting power over 4,157,973 shares of common stock and shared dispositive power over 4,157,973 shares of common stock. SEG Partners II, LP (SEG Partners II) has shared voting power over 2,225,542 shares of common stock and shared dispositive power over 2,225,542 shares of common stock. Loening is the majority owner of Select LP and managing member of its general partner, and who is the managing member of SEG Partners II's general partner.
(6)Information as of December 31, 2019 based on Schedule 13G/A filed with the SEC. The Vanguard Group, Inc. ("Vanguard") has sole voting power over 85,071 shares of common stock, shared voting power over 5,114 shares of common stock, sole dispositive power over 3,954,887 shares of common stock and shared dispositive power over 84,105 shares of common stock. Vanguard Fiduciary Trust Company ("VTFC"), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 78,991 (0.19%) of common stock as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 11,194 shares (0.02%) of common stock as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares. Vanguard may be deemed to beneficially own 4,038,992 shares of common stock.
(7)Information as of December 31, 2019 based on Schedule 13G filed with the SEC. Dimensional Fund Advisors, LP ("Dimensional") has sole voting power over 2,242,819 shares of common stock and sole dispositive power over 2,295,973 shares of common stock. Dimensional serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,295,973 shares of common stock.
(8)Information as of December 31, 2019 based on Schedule 13G/A filed with the SEC. Royce & Associates, LP ("Royce") has sole voting power and sole dispositive power over 2,015,023 shares of common stock. Royce serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,015,023 shares of common stock.
(9)Includes SEUs held by non-employee directors under the Meredith Corporation Stock Plan for non-employee directors as follows (rounded up to the nearest whole number): Baer-10,763, Berg-8,857, Kaplan-1,399, Kerger-2,653 and Tallett-20,164 for an aggregate total of 43,836.
(10)Includes shares which are subject to presently exercisable stock options or stock options exercisable within 60 days following August 31, 2020 by non-employee directors as follows: Baer-19,508, Berg-31,672, Frazier-23,572, Kaplan-5,522, Kerger-1,565, Lacy-335,750 and Tallett-48,517 for an aggregate total of 466,106.
(11)Includes SEUs and/or RSUs held by executive officers under the Company's Stock Incentive Plans as follows (rounded up to the nearest whole number): Ceryanec-82,220, Harty-179,332, McCreery-410 and Zieser-144,347 for an aggregate total of 406,309. Does not include Frierott's 50,817 or McCreery's 42,007 RSUs as they are not retirement eligible and do not beneficially own the shares.
(12)Includes shares which are subject to presently exercisable stock options or stock options exercisable within 60 days following August 31, 2020 by executive officers under the Company's Stock Incentive Plans as follows: Ceryanec-173,000, Harty-143,000, McCreery-11,250 and Zieser-38,000 for an aggregate total of 365,250.
(13)Includes shares held by Principal Life Insurance Company as trustee under the 401(k) Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of individual plan participants. Shares held by non-employee directors and executive officers are as follows (rounded up to the nearest whole number): Frazier-1,902, Harty-11,528, Lacy-19,728, McCreery-10,725 and Zieser-54.
(14)Includes shares held by Morgan Stanley Smith Barney Stock Plan Services, as trustee under the ESPP for the benefit of certain officers, which shares are voted by the trustee at the direction of the individual plan participants. Shares held by non-employee directors and executive officers are as follows (rounded up to the nearest whole number): Harty-935 and McCreery-101.
(15)Includes shares beneficially owned by spouses and relatives living in the same household with the named individuals and/or shares owned by family partnerships.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for the approval and pre-approval of the audit, audit-related fees, tax and all other services performed by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm's independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee pre-approved all audit, audit-related fees and permitted non-audit services provided by KPMG in fiscal 2020.

Service Fees Paid to Independent Registered Public Accounting Firm
The Company's independent registered public accounting firm for the fiscal year ended June 30, 2020 was KPMG. Representatives of KPMG are expected to be in attendance at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2020 and 2019:

	Fiscal 2020 ($)	Fiscal 2019 ($)
Audit Fees (1)	4,170,000	3,850,000
Audit-Related Fees (2)	79,000	359,000
Tax Fees (3)	400,720	586,642
Total Fees	4,649,720	4,795,642
(1)Represents fees for the audit of the Company's annual consolidated financial statements for the fiscal years ended June 30, 2020 and June 30, 2019 and the review of the Company's quarterly consolidated financial statements during such fiscal years. Fiscal 2020 audit fees include services for the procedures related to the June 2020 debt offering.
(2)Fiscal 2020 and 2019 consists of financial statement audits of certain employee benefit plans and other general audit and accounting procedures. Fiscal 2019 also consists of fees for an S-4 filing.
(3)Consists of fees for tax services provided to the Company, including tax planning services and the review of certain tax returns.

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company's most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

Report of the Audit Committee
The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of the Company's financial reporting process through periodic meetings with the Company's independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of internal control over financial reporting. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent registered public accounting firm.
We have reviewed and discussed with senior management the Company's audited consolidated financial statements included in the 2020 Annual Report to Shareholders. Management has confirmed to us that such consolidated financial statements:
1.Have been prepared with integrity and objectivity and are the responsibility of management; and
2.Have been prepared in conformity with U.S. GAAP.
We have discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301, Communications with Audit Committees ("AS1301").
We have received from KPMG a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between KPMG and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.
The Audit Committee also reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, KPMG audited management's assessment of internal control over financial reporting and has issued a report thereon dated August 27, 2020. In the report, KPMG states that, in its opinion, the Company maintained effective internal control over financial reporting as of June 30, 2020.
In giving our recommendation to the Board, we have relied on:
1.Management's representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP; and
2.The reports of the Company's independent registered public accounting firm with respect to such consolidated financial statements.

Based upon the review and discussions described above with respect to the Company's audited consolidated financial statements included in the Company's 2020 Annual Report to Shareholders, we have recommended to the Board of Directors that such consolidated financial statements be included in the Company's Annual Report on Form 10-K for filing with the SEC.
AUDIT COMMITTEE
Donald C. Berg, Chair
Gregory G. Coleman
Beth J. Kaplan
Paula A. Kerger
Christopher Roberts III

PROPOSAL THREE - AMENDMENT AND RESTATEMENT OF THE MEREDITH CORPORATION EMPLOYEE STOCK PURCHASE PLAN

The Board believes it is in the best interests of the Company to encourage stock ownership by employees of the Company. Accordingly, the Meredith Corporation Employee Stock Purchase Plan (the “ESPP”) was initially adopted in 2002 and authorized the sale to employees of up to an aggregate of 500,000 shares of common stock issued under the ESPP. The Board recommended, and shareholders approved amendments to the ESPP at the Annual Meetings of Shareholders in both 2008 and 2012 each of which added 500,000 additional shares to the ESPP for an aggregate of 1,500,000 shares.
As of June 30, 2020, the Company had issued and employees had purchased approximately 1,320,000 shares of the 1,500,000 total shares authorized to date under the ESPP. The Company estimates that an additional 30,000 shares will be issued and purchased for the quarter ending September 30, 2020. Accordingly, there is the possibility that, without this amendment, the remaining authorized shares (estimated to be approximately 150,000) shares would be insufficient for all issuances before the 2021 Annual Meeting.
The Board has approved, subject to shareholder approval, an amendment and restatement of the ESPP to increase the aggregate number of shares of common stock available under the ESPP by 500,000 shares and to authorize the Company match described below. The Company believes that the additional authorized shares will be sufficient for purchases under the ESPP for approximately five more years.
A summary of the principal features of the ESPP as administered in the U.S. is provided below, but is qualified in its entirety by reference to the full text of the ESPP that is included as Appendix A to this Proxy Statement.
Administration and Eligibility
The ESPP is administered by the Human Resources and Compensation Committee of the Board. The committee has the authority to make rules and regulations governing the administration of the ESPP and to interpret the ESPP.
Substantially all regular employees of the Company and designated subsidiaries are eligible to participate in the ESPP, except that employees whose customary employment is 20 hours or less per week may be excluded at the discretion of the committee. As of June 30, 2020, 4,980 employees were eligible to participate and 607 employees actually participated in the ESPP.
Participation Terms
An eligible employee may elect to participate in the ESPP as of any enrollment date. Enrollment dates occur on the first day of each offering period which is currently set as a calendar quarter. To participate in the ESPP, an employee must complete an enrollment and payroll deduction authorization form, which indicates the amounts to be deducted from his or her salary and applied to the purchase of the shares on the Share Purchase Date (as hereinafter defined). The payroll deduction must be within limits set by the committee.
A payroll deduction account is established for each participating employee by the Company and all payroll deductions made on behalf of each employee (on an after-tax basis) are credited to each such employee’s respective payroll deduction account. No interest will be credited to a participant for amounts credited to that account. On the last trading day of each offering period (the “Share Purchase Date”), the amount credited to each participating employee’s payroll deduction account is applied to purchase as many shares as may be purchased with such amount at the applicable purchase price. However, no more than $25,000 in market value of shares (determined as of the first day of each offering period) may be purchased by a participant during any calendar year.
The purchase price for the shares will not be less than 95% of the closing price of shares of common stock as reported on the NYSE on the Share Purchase Date. Employees may purchase shares through the ESPP only by payroll deductions. Eligible employees who hold shares purchased through the ESPP for two years can qualify for a 15% Company match on the original purchase price in the form of additional shares of Company common stock.
Amendments and Termination
The Board of the Company or the committee may amend the ESPP at any time, provided that if shareholder approval is required for the ESPP to continue to comply with the requirements of SEC Regulation Section 240.16b-3 or Section 423 of the IRC, such amendment shall not be effective unless approved by the Company’s shareholders within 12 months after the date of its adoption by the Board or the committee. The ESPP may be terminated by the Board or the committee at any time.
Restriction on Transfer
Rights acquired under the ESPP are not transferable other than pursuant to will or the laws of descent and distribution and are exercisable during an employee’s lifetime only by the employee.
New Plan Benefits
Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the prospective participation levels by employee, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Non-employee directors are not eligible to participate in the ESPP.
Application of Funds
We may use the proceeds from the sale of our common stock pursuant to the ESPP for any corporate purpose.
Federal Income Tax Consequences
The ESPP is intended to be an “employee stock purchase plan” as defined in Section 423 of the IRC. As a result, an employee participant will pay no federal income tax upon enrolling in the ESPP or upon purchase of the shares. A participant may recognize gain or loss upon the sale or other disposition of shares purchased under the ESPP, the amount and character of which will depend on whether the shares are held for two years from the first day of the offering period in which they were purchased.

1.If the participant sells or otherwise disposes of the shares within that two-year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market price of the shares on Share Purchase Date over the purchase price. The Company will be entitled to a tax deduction for the same amount.
2.If the participant sells or otherwise disposes of the shares after holding the shares for the two-year period, the participant will recognize ordinary income at the time in an amount equal to the lesser of:
•The excess of the fair market value of the shares on the date of disposition over the purchase price of the shares; or
•Five percent of the fair market value of the shares on the first day of the offering period during which the shares were purchased.
The Company will not be entitled to a deduction for that same amount.
In addition, at the time of disposition of the shares, the employee may also recognize capital gain or loss, either short-term or long-term, depending on how long the employee held the shares.
Any Company matching shares that a participant may receive under the ESPP are taxable to the participant (and deductible to the Company) at the time received by the participant.
Other Information
On August 31, 2020 the closing price of the common stock was $14.00.

The ESPP allows the Company to provide an efficient vehicle for all eligible employees to acquire Meredith Corporation shares on a regular basis. See Note 14 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 for additional information related to share-based compensation expense.
Vote Required
The affirmative vote of the majority of the votes cast is required to approve the amendment and restatement of our ESPP, meaning that the number of shares vote FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
The Board of Directors recommends a vote FOR amending the ESPP.

PROPOSAL FOUR - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed KPMG as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2021. Services provided to the Company and its subsidiaries by KPMG in fiscal 2020 are described under "Service Fees Paid to Independent Registered Public Accounting Firm" on page 45.
We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance.
Vote Required
The affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG, meaning that the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
The Board of Directors recommends a vote FOR ratification of the appointment of KPMG as the Company's independent registered public accounting firm for fiscal 2021.
In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

PROPOSAL FIVE - AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
Background of the Proposal
In the ordinary course of business, our Board and senior management assess strategic actions that might be available to enhance shareholder value. In connection with examining certain structural and tax aspects of various strategic actions and transactions, the Company has identified a technical issue under our Restated Articles of Incorporation relating to maintaining the existing voting rights of our shareholders regardless of what form a transaction may take. For example, the Company has discussed publicly that a separation of LMG and NMG is a strategic option if it could enhance shareholder value. A transaction could take various forms based on tax and other structure considerations (e.g., a sale of assets, a spin-off, a spin-off followed by a sale of assets or equity, etc.).
In order to maximize the flexibility of our Board and senior management to optimize transaction structure and tax efficiency and maintain the status quo voting rights of our shareholders regardless of transaction structure should the Board and senior management determine that a transaction is in the interest of shareholders, we are seeking a clarifying amendment to our Restated Articles of Incorporation.
The Company has made no determination to pursue or effect a separation or any specific transaction. Accordingly, senior management and the Board believe the timing is right to resolve this technical issue.

The proposed amendment is not in response to any specific conversations or events. Instead, the Company and the Board believe it is a prudent step to increase the number of options available. There is no timeline for nor assurance of a potential transaction resulting from this proposed charter amendment.
Description of Proposed Amendment
Our Restated Articles of Incorporation addresses distributions of our common stock and class B stock to our shareholders and specifically requires that if a share dividend of common stock is declared on our common stock, an equal share dividend of class B stock shall be declared on the class B stock, and if a share dividend of class B stock is declared on the class B stock, an equal share dividend of common stock shall be declared on the common stock. In no case may a share dividend of class B stock be paid on common stock, nor may a share dividend of common stock be paid on class B stock.
The proposed amendment clarifies our ability to make distributions to the holders of our common stock and our class B stock in separate classes of capital stock of any of our subsidiaries with characteristics identical or comparable to those of our common stock or our class B stock, as applicable. The low-vote stock and high-vote stock of the spun-off subsidiary would not differ in any respect other than differences in their rights consistent in all material respects with the differences between our common stock and our class B stock, with holders of shares of our class B stock receiving the class having the higher relative voting rights and holders of shares of our common stock receiving the class having the lower relative voting rights and such voting rights not differing to a greater extent than the corresponding differences in voting rights of our common stock (1 vote per share) and class B stock (10 votes per share). Any such distribution would otherwise be made on an equal per share basis.
Making a distribution to shareholders in the form of the stock of a subsidiary that holds a business to be spun-off is a straightforward and commonly used method to effect a spin-off or separation. In short, effectuating a separation transaction in this manner would have the effect of replicating the Company’s current voting structure in the separated entity and would not affect or deprive shareholders of any other existing rights.
This description is qualified in its entirety by reference to the complete text of the proposed amendment of our Restated Articles of Incorporation, the final form of which is attached as Appendix B to this Proxy Statement.
Our Board has approved, declared advisable and recommended the final form of this amendment, and hereby submits it to the holders of our common stock and our class B stock for their approval.
If Proposal Five is approved, this amendment will become immediately effective upon its filing with the office of the Iowa Secretary of State.
Reasons for the Proposal
•The Company and the Board believe resolving the technical issue and clarifying the flexibility to optimize transaction structure and tax efficiency without affecting or depriving shareholders of any existing voting rights is in the interest of all shareholders and creates more certainty in securing any required shareholder approvals of a future transaction.
•The amendment would clarify our ability to maintain the same shareholder voting rights in a future separated entity as the shareholders have today in the Company while at the same time optimizing transaction structure and tax efficiency. For instance, while a separation structured as a sale of assets of one of the businesses would not affect the existing voting rights of our shareholders, it would likely be significantly less tax efficient to our shareholders than a separation structured as a spin-off followed by an equity sale of the business based on tax basis and certain valuation and other assumptions.
•Securing approval of the proposed amendment at the Annual Meeting in advance of any specific future transaction maximizes the flexibility of management and the Board to respond more opportunistically to market and business conditions and timing considerations and also enhances the likelihood of a successful transaction by mitigating closing risk and conditionality that could result from needing the amendment simultaneously with a future transaction, thereby enhancing certainty for the Company and any counterparty.
In reaching its decision to authorize and recommend the amendment, the Board thoughtfully considered the potential positives and negatives of retaining the dual-class structure in the event of a future separation. These considerations included that the Company’s founding family (who are the majority holders of the class B stock) has over a 115-year history of significant involvement in the affairs of the Company and is invested in its long-term success; that eight of the ten members of the Board are independent for purposes of the NYSE listing standards, that seven of the ten members of the Board are unaffiliated with the founding family and are not current or former officers of the Company, including our Lead Independent Director; and that LMG and NMG would continue to benefit from the advantages of a dual-class capital structure following any separation transaction, including by protecting the companies from the short-term pressures of the market and allowing management to focus on growth and long-term strategy. The Board also considered that dual-class capital structures continue to be common among traditional media companies including Discovery, Inc., News Corp. and The New York Times Company. The Board reviewed potential critiques in depth as well, including that control by a limited number of holders may make the Company a less attractive takeover target, which could adversely affect the market price of its common stock, and that this voting control prevents other shareholders from exercising significant influence over certain of a company’s business decisions.
It is unlikely that the Company would effect a separation transaction in the future without approval of the proposed amendment and preservation of existing shareholder rights.
As noted, our senior management and Board have made no determination to pursue any separation or specific transaction, and there is no timeline for nor assurance of a potential transaction resulting from this proposed charter amendment.
If the Board makes a determination to pursue a separation transaction in the future, the Company will distribute applicable disclosure documents to our shareholders in accordance with SEC regulations.
Effect of Amendment on Rights of Common Stock and Class B Stock
As discussed above, the reason for the amendment is to clarify our ability to make distributions to our shareholders in the dual-class manner described above.
If approved, the amendment will not change the voting rights of our common stock or class B stock.
If approved, the amendment will not change any shareholder’s percentage ownership of our common stock or class B stock.
If approved, the amendment will not change the right of our common stock and class B stock with regard to the right to receive cash dividends or distributions in the form of our common stock or class B stock.
The Board of Directors recommends a vote FOR the amendment.

EQUITY COMPENSATION PLANS
The following table sets forth information with respect to the Company's common stock that may be issued under all equity compensation plans of the Company in existence as of June 30, 2020. All of the equity compensation plans for which information is included in the following table have been approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (1)	2,895,998	48.81	7,297,031
Equity compensation plans not approved by shareholders	None	N/A	None
Total	2,895,998	48.81	7,297,031
(1) Share amounts above do not include the additional 500,000 shares under the ESPP for which shareholder approval is being sought at the Annual Meeting.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES
The Company has established written policies and procedures ("Related Person Transaction Policy" or the "Policy") to assist in reviewing transactions in excess of $120,000 involving Meredith and its subsidiaries and related persons (as defined below). This Policy supplements the Company's other conflict of interest policies set forth in the Company's Code of Business Conduct and Ethics and other internal procedures.
The objective of the Board in adopting this Policy is to assure that transactions between the Company and its subsidiaries and these persons are conducted in a manner that is fair to the Company and its shareholders and result in terms that are no more or less favorable to the Company than transactions between the Company and unaffiliated persons negotiating on an arm's-length basis.

For purposes of the Policy, a related person includes the Company's directors, director nominees and executive officers since the beginning of the Company's last fiscal year, beneficial owners of 5% or more of any class of the Company's voting securities and members of their respective immediate family (as defined in the Policy).
The Policy provides that any proposed transaction is to be promptly reported to the Company's General Counsel and CFO. The CFO will assist in gathering information about the transaction and present the information to the Audit Committee, which is responsible for reviewing the transaction. The Audit Committee will determine if the transaction is a related person transaction and approve, ratify or reject the related person transaction. In approving, ratifying or rejecting a related person transaction, the Committee will consider such information as it deems important to conclude whether the transaction is fair to the Company.
The Company had no reportable related person transactions in fiscal 2020.

ANNUAL REPORT AND ADDITIONAL MATERIALS
The Company is distributing its 2020 Annual Report with this Proxy Statement. Copies of the Company's Form 10-K may be obtained without charge upon written or oral request to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023, (515) 284-3000. The Form 10-K is also available free of charge on www.meredith.com, along with Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Proxy Statements and Annual Reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means convenience for shareholders and cost savings for companies.
This year a number of brokers with account holders who are the Company's shareholders may be householding the Company's proxy materials. A single Proxy Statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a shareholder's broker that it will be householding communications to a shareholder's address, householding will continue until a shareholder is notified otherwise or until a shareholder revokes consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, the shareholder should notify his or her broker directly or direct his or her written request to Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.

How to Receive Future Proxy Statements and Annual Reports Online
To ensure receipt of future Meredith Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail, registered shareholders may elect electronic delivery of all future proxy materials and other shareholder communications simply by updating their shareholder account information either by telephone at (877) 847-4696, via Internet at www.idelivercommunications.com/proxy/mdp/ or email ideliver@afpi.com with “MDP Materials Request” in the subject line.
If you hold your shares in broker or other nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.
If you do consent to Internet delivery, a notation will be made in your account. When future Proxy Statements and Annual Reports become available, you will receive an e-mail notice instructing you how to access them over the Internet.

SUBMITTING SHAREHOLDER PROPOSALS
Any shareholder wishing to include a proposal in the Company's Proxy Statement and form of proxy for the 2021 Annual Meeting must submit the proposal so that it is received by the Company no later than May 28, 2021. The proposal should be addressed to Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Pursuant to the Company's Bylaws, any shareholder wishing to bring a proposal before the 2021 Annual Meeting (but whose proposal will not be included in the Company's Proxy Statement), must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or no later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting. For 2021, such proposal must be received no earlier than the close of business on July 14, 2021 and no later than the close of business on August 13, 2021 and otherwise comply with the requirements of the Bylaws. If the date of the 2021 meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2020 Annual Meeting, different deadlines will apply.
Pursuant to the Company's Bylaws, any shareholder wishing to propose a nominee for the Board must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or no later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting. For 2021, written notice of such proposed nominee must be received no earlier than the close of business on July 14, 2021 and no later than the close of business on August 13, 2021 and otherwise comply with the requirements of the Bylaws. If the date of the 2021 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2020 Annual Meeting, different deadlines will apply.

APPENDIX A
MEREDITH CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED AND RESTATED AUGUST 7, 2020)
1.    Purpose. Meredith Corporation, an Iowa corporation (the “Company”), originally adopted the Meredith Corporation Employee Stock Purchase Plan (the “Plan”) on May 8, 2002 and has amended the Plan from time to time as described in paragraph 21. The purpose of the Plan is to provide an opportunity for the employees of the Company and any designated subsidiaries to purchase shares of the common stock, $1.00 par value per share, of the Company (the “Common Stock”) at a discount through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s stockholders.
2.    Shares Subject to Plan. The shares of Common Stock (the “Shares”) previously authorized under the Plan and remaining available to be sold or otherwise made available under the Plan as of August 7, 2020 shall, subject to shareholder approval, be increased by 500,000 shares. Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the total number of Shares available for sale under the Plan and the number of Shares offered to each eligible employee pursuant to Section 8 shall be equitably adjusted by the Committee appointed to administer the Plan to give proper effect to such change.
3.    Administration. The Plan shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors, all of whom shall qualify as non-employee directors within the meaning of Securities and Exchange Commission Regulation §240.16b-3 or any successor regulation (“Rule 16b-3”). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any rights granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. The Committee may delegate its responsibilities for administering the Plan to any one or more persons as the Committee deems necessary or appropriate; provided, however, that the Committee may not delegate its responsibilities under this Plan to the extent such delegation would cause the Plan to fail to satisfy the administration requirements as defined in Rule 16b-3.
4.    Eligibility. All regular employees of the Company and of each qualified subsidiary of the Company, which may be so designated by the Committee, other than, in the discretion of the Committee, employees whose customary employment is less than 20 hours per week, shall be eligible to participate in the Plan. For the purposes of this Plan, the term “employee” means any individual in an employee-employer relationship with the Company or a qualified subsidiary of the Company, but excluding (a) any independent contractor; (b) any consultant; (c) any individual performing services for the Company or a qualified subsidiary who has entered into an independent contractor or consultant agreement with the Company or a qualified subsidiary or (d) any individual performing services for the Company or a qualified subsidiary under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a qualified subsidiary enters into for services. The term “qualified subsidiary” means any corporation in which fifty percent (50%) or more of the voting power is, at the time, directly or indirectly controlled by the Company or by one or more subsidiaries and which is designated for participation by the Committee. Unless the Committee determines otherwise, employees of any domestic subsidiary that meets the definition of a “qualified subsidiary” shall be eligible to participate in the Plan. Employees of any foreign subsidiary that meets the definition of a “qualified subsidiary” shall not be eligible to participate in the Plan unless the Committee determines otherwise.
5.    Participation. An eligible employee may elect to participate in the Plan as of any “Enrollment Date.” Enrollment Dates shall occur on the first day of an Offering Period (as defined in paragraph 8). Any such election shall be made by completing and forwarding an enrollment and payroll deduction authorization to the Company’s designee prior to such Enrollment Date. A participating employee may increase or decrease payroll deductions as of any subsequent Enrollment Date by completing and forwarding a revised payroll deduction authorization to the Company’s designee. The Committee has the authority to impose percentage, dollar or any other limitations on the amounts employees may authorize for deduction or deduct from payroll in any Offering Period. Except as otherwise provided in paragraph 7 for withdrawals from the Plan, an eligible employee may not initiate, increase or decrease payroll deductions as of any date other than an Enrollment Date, and may only initiate, increase or decrease payroll deductions for such Enrollment Date during the enrollment period designated, and in such manner as may be determined, by the Committee.

6.    Payroll Deduction Accounts. The Company shall establish a “Payroll Deduction Account” for each participating employee and shall credit all payroll deductions made on behalf of each employee pursuant to paragraph 5 to his or her Payroll Deduction Account. No interest shall be credited to any Payroll Deduction Account. The Payroll Deduction Account is established solely for accounting purposes and all amounts credited to the Payroll Deduction Account shall remain part of the general assets of the Company. An eligible employee may not make any separate cash payment into a Payroll Deduction Account.
7.    Withdrawals. An employee may withdraw from the Plan at any time by completing and forwarding a written notice to the Company’s designee. As soon as practicable following the Company’s receipt of such notice, payroll deductions on behalf of the employee shall be discontinued and all amounts credited to the employee’s Payroll Deduction Account shall remain in the account and be used to purchase Shares in accordance with paragraph 9 hereof, subject to the limitations in paragraph 8 hereof, on the next Share Purchase Date unless the participating employee has filed an appropriate form with the Company’s designee in advance of that date (which elects to receive all of the credit balance in cash, without interest). A withdrawing employee may not again participate in the Plan until the next Enrollment Date.
8.    Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on January 1, April 1, July 1 and October 1 of each year or on such other date as the Committee shall determine, and continuing thereafter to the last day of the respective three-month period or until terminated in accordance with paragraph 18 hereof. The Committee shall have the power to change the duration of Offering Periods with respect to subsequent offerings. As of the first day of each Offering Period, each eligible employee shall be offered the right to purchase up to 500 Shares or such other number as shall be determined by the Committee. Notwithstanding the foregoing, the Company shall not permit the exercise of any right to purchase Shares:
(a)    to an employee who, immediately after the right is granted, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, or
(b)    which would permit an employee’s rights to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue at a rate in excess of $25,000 of the fair market value of such shares (determined at the time such rights are granted) for each calendar year in which the right is outstanding at any time.
For the purposes of subparagraph (a), the provisions of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee and the shares which an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.
9.    Purchase of Shares.
(a)    Subject to the limitations established in paragraph 8, as of the last day of each Offering Period (a “Share Purchase Date”), the entire credit balance in each participating employee’s Payroll Deduction Account shall be used to purchase Shares (including fractional shares) of Common Stock at the Purchase Price determined under paragraph 9(b) unless the participating employee has filed an appropriate form with the Company’s designee in advance of that date (which elects to receive all of the credit balance in cash without interest).
(b)    The “Purchase Price” for Shares purchased under the Plan shall be not less than 95% of the closing price of shares of Common Stock on the last day of the Offering Period. For these purposes, the closing price shall be as reported on the New York Stock Exchange Composite Transactions list as reported in the Wall Street Journal, Midwest Edition. The Committee shall have the authority to establish a different Purchase Price as long as any such Purchase Price complies with the provisions of Section 423 of the Internal Revenue Code.
(c)    Any amount remaining in an employee’s Payroll Deduction Account as of the relevant Share Purchase Date in excess of the amount that may properly be applied to the purchase of Shares as a result of the application of the limitations set forth in paragraph 8 hereof shall be refunded to the employee as soon as practicable.
10.    Company Match. Subject to the applicable conditions and limitations of the Plan, the Company shall provide a matching contribution under the Plan in the form of additional Shares of Common Stock (the “Company Matching Shares”) to certain participating employees, determined according to the following rules:
(a)        A participating employee shall only be eligible for such Company Matching Shares if he or she has purchased Shares of Common Stock under the Plan pursuant to paragraph 9 above and has subsequently held such purchased Shares under the Plan in a Plan Share Account (as defined in paragraph 11 below) as an active employee for a period of two years, measured from the original Share Purchase Date for such Shares; provided that:

(i)     a participating employee who retires (i.e., terminates employment and at that time is at least 55 years of age and has at least 10 years of service from his or her latest date of hire (as determined pursuant to policies established by the Company in its discretion for eligibility for retiree benefits, as such policies are amended from time to time)) from employment with the Company or a qualified subsidiary, or who is granted a leave of absence under the Company’s or qualified subsidiary’s long-term disability plan, shall remain eligible for the Company Matching Shares described in this paragraph 10 if he or she holds such purchased Shares under the Plan in a Plan Share Account for a period of two years, measured from the original Share Purchase Date for such Shares; and

(ii)     a participating employee who holds such purchased Shares under the Plan in a Plan Share Account will be deemed to have held such Shares in his or her Plan Share Account for the otherwise required two-year period and shall therefore be granted the Company Matching Shares that such employee would have otherwise been eligible to receive related to such purchased Shares upon either the (A) participating employee’s death or (B) termination of the Plan pursuant to paragraph 18 below, if either such event occurs prior to the end of such two-year period.

(b)        The value of the Company Matching Shares shall equal 15% of the Purchase Price (determined without regard to the 5% discount described in subparagraph 9(b) above) from the original Share Purchase Date of such purchased Shares that the participating employee has held for the period of two years required by subparagraph (a) above (subject to the exception described in subparagraph (a)(ii) above). The actual number of Company Matching Shares contributed (in whole or fractional Shares) shall be based on the closing price of shares of Common Stock on the last day of the calendar quarter that is two years from the original Share Purchase Date (or, with respect to the exception described in subparagraph (a)(ii)(A) above, on the last day of the calendar quarter in which the event specified in subparagraph (a)(ii) above occurs and, with respect to the exception described in subparagraph (a)(ii)(B) above, on the date of the event itself). For this purpose, the closing price shall be as reported on the New York Stock Exchange Composite Transactions list as reported in the Wall Street Journal, Midwest Edition.

(c)        The Company shall not provide any additional Company Matching Shares due to the fact that a participating employee may hold existing Company Matching Shares received for a two-year period; only Shares a participating employee purchases him or herself under the Plan may be eligible for Company Matching Shares if the conditions in this paragraph 10 are otherwise satisfied.

11.    Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased or acquired by an employee pursuant to the Plan shall be held in the employee’s brokerage or Plan share account (each, a “Plan Share Account”) in his or her name, or if the employee so indicates on his or her payroll deduction authorization form, in the employee’s name jointly with a member of the employee’s family with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may request that such Shares be held in his or her name as tenant in common with a member of the employee’s family without right of survivorship.
12.    Rights as Stockholder. An employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan until payment for such Shares has been completed at the close of business on the relevant Share Purchase Date (or, with respect to any Company Matching Shares provided under the Plan, until the close of business on the date such Company Matching Shares are granted). An employee shall have no right to vote any fractional interest in a Share credited to his or her account. All dividends attributable to any Shares held in his or her Plan Share Account shall, in accordance with procedures to be adopted by the Company, be used for the purchase of additional shares of Common Stock at a price equal to the closing price of the stock on the New York Stock Exchange on the dividend payment date.
13.    Certificates. Certificates for Shares purchased or acquired under the Plan will not be issued automatically to the employee. However, certificates for whole Shares purchased or acquired shall be issued as soon as practicable following an employee’s written request. The securities brokerage firm or the Company may make a reasonable charge for the issuance of such certificates. No certificates for fractional shares will be issued. Instead, employees will receive cash representing the value of any fractional shares.
14.    Termination of Employment. If a participating employee’s employment is terminated for any reason, including death, if an employee is granted a leave of absence of more than 90 days duration or if an employee otherwise ceases to be eligible to participate in the Plan, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee’s Payroll Deduction Account shall remain in the account and be used to purchase Shares in accordance with paragraph 9 hereof, subject to the limitations in paragraph 8 hereof. Any amount remaining in the Payroll Deduction Account after the final Share Purchase Date shall be refunded to the employee as soon as practicable.

15.    Rights Not Transferable. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution and are exercisable during an employee’s lifetime only by the employee.
16.    Employment Rights. Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment or of continued employment with the Company or any subsidiary.
17.    Application of Funds. All funds received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.
18.    Amendments and Termination. The Board of Directors or the Committee may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of stockholders holding shares of Common Stock entitled to a majority of the votes represented by all outstanding shares of Common Stock entitled to vote if such stockholder approval is required for the Plan to continue to comply with the requirements of Section 423 of the Internal Revenue Code. The Board of Directors or the Committee may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the participating employees’ Payroll Deduction Accounts shall be equitably applied to the purchase of whole Shares then available for purchase and any remaining amounts shall be promptly refunded to the participating employees.
19.    Applicable Laws. This Plan shall be governed by and construed in accordance with Iowa law, except for its conflicts of laws principles to the extent they might lead to the application of the laws of another jurisdiction. This Plan, and all rights granted hereunder, are intended to meet the requirements of an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, as from time to time amended, and the Plan shall be construed and interpreted to accomplish this intent. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.
20.    Expenses. Except to the extent provided in paragraph 13, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale or granting to participating employees, shall be borne by the Company and its subsidiaries.
21.    Amendment and Stockholder Approval. The Plan was originally adopted by the Board of Directors on May 8, 2002 and approved by stockholders on November 11, 2002. The Plan was further amended on August 13, 2008 and approved by stockholders on November 5, 2008, further amended on August 8, 2012 and approved by stockholders on November 7, 2012, further amended and restated on November 12, 2019, further amended and restated on August 7, 2020 and submitted to stockholders for approval at the Company's 2020 Annual Meeting.

APPENDIX B
ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
MEREDITH CORPORATION

To the Secretary of State of the State of Iowa

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act, Meredith Corporation (the “Corporation”) adopts the following Articles of Amendment to its Restated Articles of Incorporation:

I. The name of the corporation is Meredith Corporation.

II. These Articles of Amendment amend the Corporation’s Restated Articles of Incorporation as follows:

Article III(A)(3) of the Corporation’s Restated Articles of Incorporation is amended and restated to read in its entirety as follows:

(3) “If and when dividends on the common stock and class B stock are declared payable from time to time by the board of directors from funds legally available therefor, whether payable in cash, in property or in shares of stock of the corporation, the holders of common stock and the holders of class B stock shall be entitled to share equally, share for share, in such dividends, except that (a) if a share dividend of common stock is declared on the common stock, an equal share dividend of class B stock shall be declared on the class B stock, and if a share dividend of class B stock is declared on the class B stock, an equal share dividend of common stock shall be declared on the common stock and (b) in the case of any dividend or other distribution payable in shares of capital stock of any subsidiary of the Corporation, either (1) on the basis of a distribution of identical securities, on an equal per share basis, to holders of common stock or class B stock or (2) on the basis of a distribution of one class or series of securities to holders of common stock and another class or series of securities to holders of class B stock; provided, that the securities so distributed do not differ in any respect other than differences in their rights consistent in all material respects with the differences between the common stock and the class B stock, with holders of shares of class B stock receiving the class or series having the higher relative voting rights and such voting rights not differing to a greater extent than the corresponding differences in voting rights of the common stock and class B stock, and provided such distribution is otherwise made on an equal per share basis. In no case may a share dividend of class B stock be paid on common stock, nor may a share dividend of common stock be paid on class B stock.”

III. The above amendment and these Articles of Amendment were duly approved by the shareholders of the Corporation in the manner required by the Iowa Business Corporation Act and by the Restated Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Company has caused this Articles of Amendment to be signed by a duly authorized officer this [●] day of [●], 2020.

MEREDITH CORPORATION

By: _________________________________
Name:_______________________________
Title:________________________________

meredith
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee for director and FOR Proposals 2, 3, 4 and 5.

To elect two Class I directors for terms expiring in 2023: 02 Donald A. Baer, 03 Gregory G. Coleman

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 11, 2020
10:00 a.m. Central Standard Time ("CST")

Meeting Location: Virtual Meeting Link – https://web.lumiagm.com/213360323

Meeting Code — MDP2020

Meredith Corporation
1716 Locust Street
Des Moines, IA

Common Stock **Proxy**

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") on November 11, 2020.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2, 3, 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Thomas H. Harty, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting and all adjournments.

Voting Instructions to Trustee of the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or Trustee of the Meredith Savings and Investment Plan.

If you are a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA").

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	TELEPHONE	MAIL
www.proxypush.com/mdp	**1-866-883-3382**	
Use the Internet to vote your proxy until 11:59 p.m. (CST) on November 10, 2020.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CST) on November 10, 2020.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

meredith

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee for director and FOR Proposals 2, 3, 4 and 5.

To elect two Class I directors for terms expiring in 2023: 02 Donald A. Baer, 03 Gregory G. Coleman

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 11, 2020
10:00 a.m. Central Standard Time ("CST")

Meeting Location: Virtual Meeting Link –
https://web.lumiagm.com/213360323

Meeting Code — MDP2020

Meredith Corporation
1716 Locust Street
Des Moines, IA

Class B Stock **Proxy**

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") on November 11, 2020.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2, 3, 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Thomas H. Harty, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting and all adjournments.

Voting Instructions to Trustees of the Meredith Savings and Investment Plan.

If you are a participant in the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Meredith Corporation Class B stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee and in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA").

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE
www.proxypush.com/mdp

Use the Internet to vote your proxy until 11:59 p.m. (CST) on November 10, 2020.

TELEPHONE
1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CST) on November 10, 2020.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.